   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997



                                                      REGISTRATION NO. 333-33227

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                          CONCORD COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                                3669                         04-2710876
 (State or other jurisdiction              (Primary Standard Industrial         (I.R.S. Employer
 of incorporation or organization)          Classification Code Number)      Identification Number)

                            ------------------------

                          CONCORD COMMUNICATIONS, INC.
                            33 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                                 (508) 460-4646
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

             JOHN A. BLAESER, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          CONCORD COMMUNICATIONS, INC.
                            33 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                                 (508) 460-4646
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:


   EDWIN L. MILLER, JR., ESQ.                          LEWIS J. GEFFEN, ESQ.
TESTA, HURWITZ & THIBEAULT, LLP                     MINTZ, LEVIN, COHN, FERRIS,
        125 High Street                               GLOVSKY AND POPEO, P.C.
  Boston, Massachusetts 02110                          One Financial Center
        (617) 248-7000                              Boston, Massachusetts 02111
                                                           (617) 542-6000


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION DATED SEPTEMBER 12, 1997


                                2,900,000 SHARES

                      [CONCORD COMMUNICATIONS, INC. LOGO]

                                  COMMON STOCK

     Of the shares of Common Stock offered hereby, 2,300,000 shares are being sold by Concord Communications, Inc. ("Concord" or the "Company") and 600,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."


     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, upon completion of this offering, under the symbol "CCRD."



     SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================
                         Price to     Underwriting    Proceeds to
                          Public       Discount(1)    Company(2)     Proceeds to
                                                                       Selling
                                                                    Stockholders
----------------------------------------------------------------------------------
Per Share..........          $              $              $              $
Total(3)...........          $              $              $              $
==================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting offering expenses payable by the Company estimated at $750,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 435,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $               , the Underwriting Discount
    will total $               , the Proceeds to Company will total
    $               and the Proceeds to the Selling Stockholders will total
    $               . See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any orders in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about                       , 1997.
                             ---------------------


MONTGOMERY SECURITIES


                         ROBERTSON, STEPHENS & COMPANY

                                                     WESSELS, ARNOLD & HENDERSON

                                          , 1997

                            [PICTURES AND CAPTIONS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information including "Risk Factors" and financial statements and notes thereto, appearing elsewhere in this Prospectus.


                                  THE COMPANY


     Concord develops, markets and supports a family of turnkey, automated, scaleable, software-based performance analysis and reporting solutions for the management of computer networks. By providing a global view of network performance, the Company's products enable the effective and efficient management of large and medium-size multi-vendor networks, both by end users and network service providers, including telecommunications carriers, Internet service providers (ISPs), systems integrators and outsourcers. The Company's Network Health product family retrieves and compiles vital network statistics, performs extensive analyses of those statistics and provides intuitive, informative, user-friendly graphical reports. The Company's software-only solutions provide information technology (IT) executives, managers and technicians with the information necessary to assess and correct costly network inefficiencies, make cost-effective network purchasing decisions and predict network failures.

     The Company's Network Health product family is a line of performance analysis and reporting solutions that automate the collection of critical network information from the Simple Network Management Protocol (SNMP) management information bases (MIBs) commonly installed in IT equipment. The Company uses a proprietary MIB translation module that enables the gathering of data from diverse network elements and technologies for analysis by Network Health's patented performance analysis and reporting software. Immediately after installation, the Company's products automatically generate reports that assess network characteristics, including baseline performance, bandwidth utilization, network volume, traffic and trends. Concord currently markets versions of Network Health which are designed to analyze and report on: local and wide area network (LAN and WAN) segments; specific applications for various network elements, such as routers, switches and servers; and traffic pattern analysis of the various nodes and applications used within the network.

     The Company's Network Health product family provides organizations with the following benefits: (i) capacity planning--providing information to support business decisions relating to network utilization and future capacity requirements; (ii) reduction in data communications expenses--identifying excess capacity on each WAN, leased line or frame relay circuit; (iii) effective allocation of resources--allowing management to effectively deploy networking resources and personnel; and (iv) service level monitoring--assisting managers in making network resource allocation decisions within an organization and assisting both network service providers and end users in monitoring the availability of negotiated service level agreements.


     The Company's initial target market has been organizations with large and medium-size networks comprised of 150 or more network elements. The Company markets to these potential customers through its own sales force, sales agents, network service providers, including telecommunications carriers, value added resellers and OEMs. Frequently, customers initially purchase Network Health products that analyze and report on a subset of their network elements. Benefits derived from the initial licensing agreement by customers often lead to expanded agreements that cover a larger proportion of the customers' networks. The Company believes that within the performance analysis and reporting market there are currently over 200 million potentially manageable elements. The Company believes that to date less than 0.5% of these elements are being managed utilizing software-based analysis and reporting.



     As of August 31, 1997, the Company had over 400 customers operating in and serving a variety of industries. Representative customers include America Online, Inc., Ameritech Corporation, AT&T Corporation, The Bear Stearns Companies, Inc., British Telecommunications plc, Burlington Northern Santa Fe Corporation, Department of Commerce, Dow Jones & Company, Inc., Ernst & Young, LLP, MCI Telecommunications Corp., Morgan Stanley Group Inc., Motorola Inc., New York Stock Exchange, Inc., Pfizer Inc., The Prudential Service Company, The Procter & Gamble Company, Sprint Corporation, Viacom International Inc., Visa International and U S WEST, Inc.

     The Company was incorporated in Massachusetts in 1980 under the name Concord Data Systems, Inc. and, in 1986, its legal name was changed to Concord Communications, Inc. As used in this Prospectus, references to the "Company" and "Concord" refer to Concord Communications, Inc. The Company's principal executive offices are located at 33 Boston Post Road West, Marlboro, Massachusetts 01752. The Company's telephone number is (508) 460-4646.

                                  THE OFFERING


Common Stock offered by the Company...................  2,300,000 shares
Common Stock offered by the Selling Stockholders......  600,000 shares
Common Stock to be outstanding after the offering.....  11,505,816 shares (1)
Use of Proceeds.......................................  For general corporate purposes, including working capital. See "Use
                                                        of Proceeds."
Nasdaq National Market symbol.........................  CCRD


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         FISCAL YEAR ENDED                       SIX MONTHS
                                          -----------------------------------------------           ENDED
                                                               DEC.      DEC.      DEC.           JUNE 30,
                                          JAN. 2,   JAN. 1,     31,       30,       28,      -------------------
                                           1993      1994      1994      1995      1996        1996       1997
                                          -------   -------   -------   -------   -------    ---------   -------
STATEMENT OF OPERATIONS DATA:
Total revenues..........................  $ 2,048   $ 3,493   $ 4,065   $ 4,355   $ 9,007     $ 3,469    $ 7,701
Gross profit............................      603     1,527     2,124     3,191     7,050       2,538      6,422
Loss from continuing operations.........   (3,139)   (3,004)   (4,394)   (3,784)   (5,055)     (2,795)      (966)
Income (loss) from discontinued
  operations............................    2,195       (68)      117        --        --          --         --
Net loss................................  $  (944)  $(3,072)  $(4,277)  $(3,784)   (5,055)     (2,795)      (966)
Pro forma net loss per common and common
  equivalent share (unaudited) (2)......                                          $ (0.52)    $ (0.29)   $ (0.10)
Pro forma weighted average number of
  common and common equivalent shares
  outstanding (unaudited) (2)...........                                            9,768       9,768      9,775



                                                                              JUNE 30, 1997
                                                             -----------------------------------------------
                                                                                               PRO FORMA
                                                              ACTUAL      PRO FORMA(3)     AS ADJUSTED(3)(4)
                                                             --------     ------------     -----------------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $  1,873       $  1,873            $24,652
Working capital (deficit)..................................    (2,467)        (2,467)            20,312
Total assets...............................................     5,586          5,586             28,139
Long-term debt, net of current portion.....................       860            860                860
Redeemable convertible preferred stock.....................    14,919         --                --
Total stockholders' equity (deficit).......................   (16,328)        (1,409)            21,370


---------------


(1) Based on shares outstanding as of August 31, 1997. Excludes: (i) 2,017,314 shares of Common Stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $1.10 per share; and
    (ii) 1,221,250 additional shares reserved for future grants of issuances under the Company's stock option and stock purchase plans. See "Capitalization," "Management--Equity Plans," "--Director Compensation" and
    Note 6 of Notes to Financial Statements.



(2) Computed on the basis described in Note 1 of Notes to Financial Statements.



(3) Adjusted to reflect, upon the closing of this offering, the conversion of all outstanding shares of the Company's Preferred Stock into 8,108,258 shares of Common Stock.

(4) Adjusted to reflect the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00, after deducting the estimated underwriting discount and offering expenses. See "Use of Proceeds" and "Capitalization."


                                  RISK FACTORS



     Certain risk factors should be considered by prospective purchasers of the Company's Common Stock, including, but not limited to, the Company's limited operating history, the fact that the Company derives substantially all of its revenues from its Network Health product family and the fact that the Company has significant accumulated net losses. See "Risk Factors."


                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results contemplated in the forward-looking statements as a result of a number of factors, including, but not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.
                            ------------------------

     Except as set forth in the Financial Statements or as otherwise noted herein, information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the filing of the Restated Articles of Organization of the Company and a 1-for-2 reverse split of the Company's Common Stock, both of which will occur prior to this offering; and
(iii) reflects the conversion of all outstanding shares of Preferred Stock into an aggregate of 8,108,258 shares of Common Stock, which will occur upon the closing of this offering.


     Network Health and the Concord logo are registered trademarks of the Company. The Total View(TM) is a trademark of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

LIMITED OPERATING HISTORY; ANTICIPATED CONTINUING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS


     The Company changed its focus to network management software in 1991 and commercially introduced its first Network Health product in 1995. Accordingly, the Company has only a limited operating history in the network performance analysis and reporting market upon which an evaluation of its business and prospects can be based. The Company has incurred significant net losses in each of the last five fiscal years and expects that it will not achieve profitability on an annual basis until at least fiscal 1998, if at all. As of June 30, 1997, the Company had accumulated net losses of $32.2 million. The limited operating history of the Company and its dependence on a single product family in an emerging market makes the prediction of future results of operations difficult or impossible, and the Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive software industry. Although the Company has achieved recent revenue growth, there can be no assurance that the Company can generate substantial additional revenue growth on a quarterly or annual basis, or that any revenue growth that is achieved can be sustained. Revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company has increased, and plans to increase further, its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, develop new distribution channels, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially adversely affected. There can be no assurance that the Company will achieve or sustain profitability. The Company must achieve substantial revenue growth in order to become profitable. In addition, in view of recent revenue growth, the rapidly evolving nature of its business and markets and its limited operating history in its current market, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Management believes that it is more likely than not that the Company will not generate sufficient income to utilize available net operating loss carryforwards of approximately $27.0 million and federal research and development credit carryforwards of approximately $1.5 million as of December 28, 1996. In addition, there are limitations on the Company's use of net operating loss carryforwards. Accordingly, the Company has recorded a full valuation allowance for these assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company is likely to experience significant fluctuations in quarterly operating results caused by many factors, including, but not limited to: (i) changes in the demand for the Company's products; (ii) the timing, composition and size of orders from the Company's customers, including the tendency for significant bookings to occur in the last month of each fiscal quarter; (iii) spending patterns and budgetary resources of its customers on network management software solutions; (iv) the success of the Company's new customer generation activities; (v) introductions or enhancements of products, or delays in the introductions or enhancements of products, by the Company or its competitors;
(vi) changes in the Company's pricing policies or those of its competitors;
(vii) changes in the distribution channels through which products are sold;
(viii) the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies; (ix) changes in networking or communications technologies; (x) the Company's ability to attract, retain and motivate qualified personnel; (xi) changes in the mix of products sold; (xii) the publication of opinions about the Company and its products, or its competitors and their products, by industry analysts or others; and (xiii) changes in general economic conditions. Unlike other software companies with a longer history of operations, the Company does not derive a significant portion of its revenues from maintenance contracts, and therefore does not have a significant ongoing revenue stream that may tend to mitigate quarterly fluctuations in operating results. Furthermore, the Company is attempting to expand its channels of distribution, and increases in the Company's revenues will be dependent on its ability to implement successfully its distribution strategy. Due to the buying patterns of certain of the Company's customers and also to the Company's own sales incentive programs focused on annual sales goals, revenues in the Company's fourth quarter could be higher than revenues in the first quarter of the succeeding year. There also may be other factors that significantly affect the Company's quarterly results which are difficult to predict given the Company's limited operating history, such as seasonality and the timing of receipt and delivery of orders within a fiscal quarter.

     Consistent with software industry practice, the Company expects to operate with a limited amount of backlog. As a result, quarterly sales and operating results depend generally on the volume and timing of orders within the quarter, the tendency of sales to occur late in fiscal quarters and the ability of the Company to fill orders received within the quarter, all of which are difficult to forecast and manage. The Company's expense levels are based in part on its expectations of future orders and sales, which, given the Company's limited operating history, are extremely difficult to predict. A substantial portion of the Company's operating expenses are related to personnel, facilities, and sales and marketing programs. This level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. Accordingly, any significant shortfall in demand for the Company's products in relation to the Company's expectations would have an immediate and material adverse effect on the Company's business, results of operations and financial condition.

     Due to all of the foregoing factors, the Company believes that its quarterly operating results are likely to vary significantly in the future. Therefore, in some future quarter the Company's results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

EMERGING NETWORK MANAGEMENT SOFTWARE MARKET

     The market for the Company's products is in an early stage of development. Although the rapid expansion and increasing complexity of computer networks in recent years has increased the demand for network management software products, the awareness of and the need for such products is a recent development. Because the market for these products is only beginning to develop, it is difficult to assess the size of this market, the appropriate features and prices for products to address this market, the optimal distribution strategy and the competitive environment that will develop. The development of this market and the Company's growth will be significantly dependent on the willingness of network service providers, including telecommunications carriers, ISPs, systems integrators and outsourcers, to integrate network performance analysis and reporting software into their product and service offerings. Failure of the network performance analysis and reporting market to grow or failure of the Company to properly assess and address such market would have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Industry Background."

DEPENDENCE ON TELECOMMUNICATIONS CARRIERS

     A significant portion of the Company's revenues are, and are expected to continue to be, attributable to sales of products to telecommunications carriers. The Company's future performance is significantly dependent upon telecommunications carriers' increased incorporation of the Company's solutions as part of their package of product and service offerings to end users. The failure of the Company's products to perform favorably in and become an accepted component of the telecommunications carriers' product and service offerings, or a slower than expected increase or a decrease in the volume of sales of the Company's products and services to telecommunications carriers, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Customers."

CONCENTRATED PRODUCT FAMILY

     The Company currently derives substantially all of its revenues from its Network Health product family, and the Company expects that revenues from these products will continue to account for substantially all of the Company's revenues for the foreseeable future. Broad market acceptance of these products is, therefore, critical to the Company's future success, and any factor adversely affecting sales or pricing levels of these products could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that market acceptance of Network Health will increase or even remain at current levels. Factors that may affect the market acceptance of the Company's products include the availability and price of competing products and technologies and the success of the sales efforts of the Company and its marketing partners. Moreover, the Company anticipates that its competitors will introduce additional competitive products, particularly if demand for network management software products increases, which may reduce future market acceptance of the Company's products. In addition, new competitors could enter the Company's market and offer alternative products which may impact the market acceptance of the Company's products. The Company's future performance will also depend in part on the successful development, introduction and market acceptance of new and enhanced products. There can be no assurance that any such new or enhanced products will be successfully developed, introduced and marketed, and failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Products and Technology," and "-- Competition."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON STANDARD PROTOCOLS

     The software industry is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Network Health's ability to analyze and generate reports, as well as the quality of the reports, is dependent on Network Health's utilization of the industry-standard SNMP protocol and the data resident in conventional MIBs. Any change in these industry standards, the development of vendor-specific proprietary MIB technology, or the emergence of new network technologies could affect the compatibility of Network Health with these devices which, in turn, could affect Network Health's ability to analyze and generate comprehensive reports or the quality of the reports. Furthermore, although the Company's products currently run exclusively on industry-standard UNIX operating systems and although the Company has a Windows NT product in development, any significant change in industry-standard operating systems could affect the demand for, or the pricing of, the Company's products. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Industry Background," "-- Products and Technology" and "-- Product Development."

PRODUCT ENHANCEMENTS AND NEW PRODUCTS

     Because of rapid technological change in the software industry and potential changes in the network management software market and industry standards, the life cycle of versions of Network Health is difficult to estimate. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by developing and introducing enhancements to Network Health on a timely basis that keep pace with technological developments, emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to Network Health or in developing new products that respond to technological changes, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or new products, or that such enhancements or new products will adequately address the requirements of the marketplace and achieve any significant degree of market acceptance. See "Business -- Industry Background," "-- Products and Technology" and "-- Product Development."

COMPETITION; NEW ENTRANTS

     The market for the Company's products is new, intensely competitive, rapidly evolving and subject to technological change. Competitive and alternative offerings are available from the major product categories of remote monitoring (RMON) probe vendors, element management software, and other performance analysis and reporting offerings. Another area of competition comes from a number of companies offering network performance reporting services; including International Network Services (INS). In addition, the Company expects the large network management platform vendors to begin to offer products directly competitive with the Company's products. These companies may bundle their products with other hardware and software in a manner that may discourage users from purchasing products offered by the Company. This strategy may be particularly effective for companies with leading market shares in the network hardware and software market, including Hewlett-Packard Company, International Business Machines Corporation and Cabletron Systems, Inc. Developers of network element management solutions such as Cisco Systems, Inc., 3Com Corporation and Bay Networks, Inc. may also compete with the Company in the future. The Company expects competition to persist, increase and intensify in the future with possible price competition developing in the Company's markets. Many of the Company's current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources and name recognition than the Company. The Company does not believe its market will support a large number of competitors and their products. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate the Company's market. If the Company does not provide products that achieve success in its market in the short term, the Company could suffer an insurmountable loss in market share and brand name acceptance, which would result in a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete effectively with current and future competitors. See "Business -- Competition."

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends significantly upon its proprietary technology. The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights, all of which afford only limited protection. The Company has four issued U.S. patents, three pending U.S. patent applications, and various foreign counterparts. There can be no assurance that patents will issue from these pending applications or from any future applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that have been or may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide protection of the Company's proprietary rights. Failure of any patents to protect the Company's technology may make it easier for the Company's competitors to offer equivalent or superior technology. The Company has registered or applied for registration for certain trademarks, and will continue to evaluate the registration of additional trademarks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. Third parties may also independently develop similar technology without breach of the Company's proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, the Company's products are licensed under shrink wrap license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions.

     Certain technologies used by the Company's products are licensed from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all.

     Although the Company does not believe that it is infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products.

     Litigation may be necessary to protect the Company's proprietary technology, and third parties may assert infringement claims against the Company with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against the

Company can cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or license agreements, which agreements may not be available on terms acceptable to the Company or at all. See "Business -- Proprietary Rights."

RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY

     As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in loss of or delay in market acceptance of the Company's products, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition.

     Since the Company's products are used by its customers to predict future network problems and avoid failures of the network to support critical business functions, design defects, software errors, misuse of the Company's products, incorrect data from network elements or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's customers. The Company does not maintain product liability insurance. Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition. The Company provides warranties for its products for a period of time (usually six months) after the software is purchased. The Company's license agreements generally do not permit product returns by the customer, and product returns and warranty expense for fiscal 1994, 1995 and 1996 represented less than 1.0% of total revenues during each of such periods. However, no assurance can be given that product returns will not increase as a percentage of total revenues in future periods. See "Business -- Products and Technology," "-- Customers," and
"-- Product Development."

RELIANCE ON STRATEGIC PARTNERS AND OTHER EVOLVING DISTRIBUTION CHANNELS


     The Company's distribution strategy is to develop multiple distribution channels, including sales through strategic marketing partners and value added resellers, such as Newbridge Networks Corporation; telecommunications carriers, such as MCI Telecommunications Corporation; other network service providers, such as The Registry, Inc.; OEMs, such as Cabletron Systems, Inc.; and independent software vendors, as well as international distributors (collectively "channel partners"). The Company has developed a number of these relationships and intends to continue to develop new channel partner relationships. Accordingly, the success of the Company will be dependent in large part on its ability to develop these additional distribution relationships and on the performance and success of these third parties, particularly telecommunications carriers and other network service providers. The Company's channel partner relationships have been established recently, and the Company cannot predict the extent to which its channel partners will be successful in marketing the Company's products. The Company generally expects that its agreements with its channel partners will be terminable by either party without cause. None of the Company's channel partners are required to purchase minimum quantities of the Company's products and none of these agreements contain exclusive distribution arrangements. The Company's inability to attract important and effective channel partners, or their inability to penetrate their respective market segments, or the loss of any of the Company's channel partners, as a result of competitive products offered by other companies or products developed internally by these channel partners or otherwise, could materially adversely affect the Company's business, results of operations and financial condition. See "Business -- Sales and Marketing."

MANAGEMENT OF POTENTIAL GROWTH

     The Company recently has experienced significant growth in its sales and operations and in the complexity of its products and product distribution channels. The Company has recently increased and is continuing to increase the size of its sales force and coverage territories. Furthermore, the Company has recently established and is continuing to establish additional distribution channels through third party relationships. The Company's growth, coupled with the rapid evolution of the Company's markets, has placed, and is likely to continue to place, significant strains on its administrative, operational and financial resources and increase demands on its internal systems, procedures and controls. If the Company is unable to manage future growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Sales and Marketing,"
"-- Employees," and "Management."

DEPENDENCE ON KEY PERSONNEL

     The Company's performance is substantially dependent on the performance of its key technical and senior management personnel, none of whom is bound by an employment agreement. The loss of the services of any of such personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company does not maintain key person life insurance policies on any of its employees other than John A. Blaeser. The Company's success is highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified management, technical, and sales and marketing personnel, including recently hired officers and other employees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary management, technical, and sales and marketing personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Employees" and "Management."

EXPANSION INTO INTERNATIONAL MARKETS

     The Company intends to expand its operations outside of the United States and enter additional international markets, primarily through the establishment of additional reseller arrangements. The Company expects to commit additional time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels. There can be no assurance that such efforts will be successful.


     In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business internationally, including, but not limited to: (i) costs of customizing products and services for international markets; (ii) dependence on independent resellers; (iii) multiple and conflicting regulations; (iv) exchange controls; (v) longer payment cycles; (vi) unexpected changes in regulatory requirements; (vii) import and export restrictions and tariffs; (viii) difficulties in staffing and managing international operations; (ix) greater difficulty or delay in accounts receivable collection; (x) potentially adverse tax consequences; (xi) the burden of complying with a variety of laws outside the United States; (xii) the impact of possible recessionary environments in economies outside the United States; and (xiii) political and economic instability. In addition, the Company's ability to expand its business in certain countries will require modification of its products, particularly national language support. The Company's current export sales are denominated in United States dollars and the Company currently expects to continue this practice as it expands its international operations. To the extent that international sales continue to be denominated in U.S. dollars, an increase in the value of the United States dollar relative to other currencies could make the Company's products and services more expensive and, therefore, potentially less competitive in international markets. To the extent that future international sales are denominated in foreign currency, the Company's operating results will be subject to risks associated with foreign currency fluctuation and the Company would consider entering into forward exchange contracts or otherwise engaging in hedging activities. To date, as all export sales are denominated in U.S. dollars, the Company has not entered into any such contracts or engaged in any such activities. As the Company increases its international sales, its total revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the shares of Common Stock of the Company, and there can be no assurance that an active public market for the shares of Common Stock of the Company will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters based upon several factors. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the shares of Common Stock may be highly volatile and could be subject to wide fluctuations in response to variations in results of operations, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the shares of Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of the Company's Common Stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of the shares of the Company's Common Stock. Of the 11,505,816 shares of Common Stock to be outstanding upon completion of this offering, the 2,900,000 shares offered hereby will be freely tradeable without restriction. All of the remaining 8,605,816 shares of Common Stock are restricted securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Of these restricted securities, approximately 137,814 shares which are not subject to the lock-up agreements described below will become eligible for sale in the public market immediately following this offering pursuant to Rule 144(k) under the Securities Act, 19,608 shares which are not subject to the lock-up agreements described below will become eligible for sale in the public market immediately following this offering pursuant to Rule 144 under the Securities Act and approximately 134,096 additional shares which are not subject to the lock-up agreements described below will become eligible for sale in the public market 90 days following the date of this Prospectus pursuant to Rule 701 under the Securities Act. Taking into consideration the effect of lock-up agreements entered into by all officers and directors and certain stockholders of the Company, an additional 8,314,298 shares will become eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rules 144 and 701 under the Securities Act. The Company intends to file a Registration Statement on Form S-8 not earlier than 30 days after the closing of the offering, to register an additional 3,239,814 shares. The holders of approximately 925,743 shares of Common Stock to be outstanding upon the closing of this offering are entitled to certain rights with respect to registration of such shares for sale to the public beginning 180 days after the closing of this offering. See "Management -- Executive Compensation," and "-- Equity Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."



BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS



     The completion of the offering will provide significant benefits to the current stockholders of the Company, including certain of its directors and officers. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The completion of this offering will also create a public market for the Common Stock and thereby is likely to increase the market value of the investment by current stockholders in the Company. Upon the closing of this offering, assuming a public offering price of $12.00 per share (which represents the highest price in the range of initial public offering prices set forth on the front cover of this Prospectus), the difference between the aggregate purchase paid by the Company's current stockholders for their shares and the aggregate market value of such shares will be approximately $77.3 million. See "Dilution," "Management," and "Principal and Selling Stockholders."


POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTITAKEOVER EFFECT OF CHARTER AND BY-LAW PROVISIONS AND MASSACHUSETTS LAW

     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the Company's stockholders. Although the Company has no current plans to issue shares of Preferred Stock, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term. Such staggered Board may make it more difficult for a third party to gain control of the Company's Board of Directors. In addition, certain provisions of the Company's corporate charter and by-laws and of Massachusetts law may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). See "Description of Capital Stock."


BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS



     The net proceeds to be received by the Company in connection with this offering will be used for working capital and general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgement they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."


IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in this offering will experience an immediate dilution of $9.11 per share in the pro forma net tangible book value of their Common Stock from the assumed initial public offering price of $11.00 per share. Additional dilution is likely to occur upon the exercise of outstanding stock options. See "Dilution."


FUTURE CAPITAL FUNDING



     The Company plans to continue to expend substantial funds on the continued development, sales and marketing of the Network Health product family. There can be no assurance that the Company's existing capital resources, the proceeds from this offering and any funds that may be generated from future operations together will be sufficient to finance the Company's future operations or that other sources of funding will be available on terms acceptable to the Company, if at all. In addition, future sales of substantial amounts of the Company's securities in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its securities. The failure to obtain such funding, if required, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $22,779,000 ($27,229,050 if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses. The principal reasons for this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which may facilitate future access by the Company to public equity markets and enhance the ability of the Company to use its Common Stock as a means for attracting and retaining key employees. The Company expects to use the net proceeds for general corporate purposes, including working capital. However, the Company has not allocated any specific portion of the net proceeds to such purposes, and management will have the ability to allocate such proceeds at its discretion. From time to time in the ordinary course of business, the Company evaluates the acquisition of products, businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in interest-bearing, investment-grade securities. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.


                                DIVIDEND POLICY

     The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate that it will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any. In addition, the Company's lines of credit prohibit the payment of dividends without prior lender approval.

                                 CAPITALIZATION

     The following table sets forth the long-term indebtedness and capitalization of the Company at June 30, 1997 on an actual, pro forma, and pro forma as adjusted basis. The table should be read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                       JUNE 30, 1997
                                                       ---------------------------------------------
                                                                                       PRO FORMA
                                                        ACTUAL     PRO FORMA(1)    AS ADJUSTED(1)(2)
                                                       --------    ------------    -----------------
                                                                      (IN THOUSANDS)
Long-term debt, net of current portion...............  $    860      $    860          $     860
                                                       --------      --------           --------
Redeemable convertible preferred stock:
     Preferred stock, par value $0.01 per share:
          Authorized, 6,657,030 shares (no shares pro
            forma and as adjusted); issued and
            outstanding, 6,437,722 shares (no shares
            pro forma or as adjusted)................    14,919            --                 --
                                                       --------      --------           --------
Stockholders' equity (deficit):
Preferred stock, $0.01 par value:
     Authorized 1,000,000 shares, no shares issued
       and outstanding...............................        --            --                 --
Common stock, $0.01 par value:
     Authorized 50,000,000 shares, issued and
       outstanding, 909,465 shares (9,017,723 shares
       pro forma and 11,317,723 shares as
       adjusted)(3)..................................         9            90                113
Additional paid-in capital...........................    18,352        33,190             55,946
Deferred compensation................................      (141)         (141)              (141)
Accumulated deficit..................................   (34,548)      (34,548)           (34,548)
                                                       --------      --------           --------
          Total stockholders' equity (deficit).......   (16,328)       (1,409)            21,370
                                                       --------      --------           --------
          Total capitalization.......................  $   (549)     $   (549)         $  22,230
                                                       ========      ========           ========


---------------


(1) Adjusted to give effect to the conversion of all of the outstanding shares of Preferred Stock into Common Stock upon the closing of this offering.


(2) Adjusted to give effect to the sale by the Company of 2,300,000 shares of Common Stock at an assumed initial public offering price of $11.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."


(3) Based on shares outstanding as of June 30, 1997. Does not include 2,138,256 shares of Common Stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $0.82 per share. Also does not include 1,296,000 additional shares reserved for future grants of issuances under the Company's stock option and stock purchase plans. See "Capitalization," "Management -- Equity Plans," "-- Director Compensation" and Note 6 of Notes to Financial Statements.

                                    DILUTION


     As of June 30, 1997, the net tangible book value (deficit) of the Company was ($16,553,476) or $(18.20) per share of Common Stock. The pro forma net tangible book value (deficit) of the Company, assuming the conversion of all outstanding shares of Preferred Stock, was $(1,634,190) or $(0.18) per share of Common Stock. Pro forma net tangible book value (deficit) per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding on a pro forma basis at that date.


     After giving effect to the sale of the 2,300,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses), the pro forma net tangible book value of the Company as of June 30, 1997 would have been approximately $21,371,000 or $1.89 per share. This represents an immediate increase in net tangible book value of $2.07 per share to existing stockholders and an immediate dilution of $9.11 per share to new investors in this offering. The following table illustrates this per share dilution.


     Assumed initial public offering price per share...................            $11.00
          Net tangible book value (deficit) per share as of June 30,
           1997........................................................  $(18.20)
          Increase in net tangible book value per share attributable to
           the conversion of Preferred Stock...........................    18.02
                                                                         -------
          Pro forma net tangible book value (deficit) per share as of
            June 30, 1997..............................................    (0.18)
          Increase in net tangible book value per share attributable to
           new investors...............................................     2.07
                                                                         -------
     Pro forma net tangible book value per share after this offering...              1.89
                                                                                   ------
     Dilution per share to new investors...............................            $ 9.11
                                                                                   ======


     The following table sets forth, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by existing stockholders and by the new investors purchasing shares in this offering (before deducting the estimated underwriting discount and estimated offering expenses), at an assumed initial public offering price of $11.00 per share:

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                     ----------------------     -----------------------     AVERAGE PRICE
                                     NUMBER(1)      PERCENT       AMOUNT        PERCENT       PER SHARE
                                     ----------     -------     -----------     -------     -------------
Existing stockholders..............   9,017,723       79.7%     $33,130,000       56.7%        $  3.67
New investors......................   2,300,000       20.3       25,300,000       43.3         $ 11.00
                                     ----------     -------     -----------     -------
     Total.........................  11,317,723      100.0%     $58,430,000      100.0%
                                      =========      =====       ==========      =====

---------------

(1) Sales by the Selling Stockholders of 600,000 shares in this offering will reduce the number of shares of Common Stock held by existing stockholders to 8,417,723, or 74.4% of the total number of shares of Common Stock outstanding immediately after this offering, and will increase the number of shares of Common Stock held by new investors to 2,900,000, or 25.6% of the total number of shares of Common Stock outstanding immediately after this offering. See "Principal and Selling Stockholders."

     The foregoing table assumes: (i) the conversion of all outstanding shares of Preferred Stock into Common Stock; (ii) no exercise of the Underwriters' over-allotment option; and (iii) no exercise of stock options outstanding as of June 30, 1997. As of June 30, 1997, there were options outstanding to purchase a total of 2,138,256 shares of Common Stock at a weighted average exercise price of $0.82 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Equity Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following table sets forth for the periods indicated selected financial data of the Company. The statement of operations data for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 and the six months ended June 30, 1997 and the balance sheet data as of December 30, 1995, December 28, 1996 and June 30, 1997 have been derived from the Company's financial statements audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The statement of operations data for years ended January 2, 1993 and January 1, 1994 and the balance sheet data as of January 2, 1993, January 1, 1994 and December 31, 1994 have been derived from financial statements audited by Arthur Andersen LLP not included in this Prospectus. The statement of operations data for the six months ended June 30, 1996 have been derived from the unaudited financial statements of the Company. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations for the period presented. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of future results of operations. The data set forth below are qualified by the more detailed financial statements and notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto appearing elsewhere herein.

                                                                                                             SIX MONTHS
                                                                FISCAL YEAR ENDED                              ENDED
                                              ------------------------------------------------------          JUNE 30,
                                              JAN. 2,    JAN. 1,    DEC. 31,    DEC. 30,    DEC. 28,    --------------------
                                               1993       1994        1994        1995        1996        1996        1997
                                              -------    -------    --------    --------    --------    --------    --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
    License revenues........................  $ 2,021    $ 3,232    $ 3,416     $ 3,443     $  7,845    $  2,982    $ 6,890
    Service revenues........................       27        261        649         912        1,162         487        811
                                              -------    -------    -------     -------      -------     -------     ------
        Total revenues......................    2,048      3,493      4,065       4,355        9,007       3,469      7,701
Cost of revenues............................    1,445      1,966      1,941       1,164        1,957         931      1,279
                                              -------    -------    -------     -------      -------     -------     ------
Gross profit................................      603      1,527      2,124       3,191        7,050       2,538      6,422
                                              -------    -------    -------     -------      -------     -------     ------
Operating expenses:
    Research and development................    1,174      1,514      2,374       2,361        3,933       1,850      2,126
    Sales and marketing.....................    1,852      2,300      3,391       3,694        7,040       3,056      4,320
    General and administrative..............      766        754        751       1,000        1,177         492        900
                                              -------    -------    -------     -------      -------     -------     ------
        Total operating expenses............    3,792      4,568      6,516       7,055       12,150       5,398      7,346
                                              -------    -------    -------     -------      -------     -------     ------
Operating loss..............................   (3,189)    (3,041)    (4,392)     (3,864)      (5,100)     (2,860)      (924)
Other income (expense), net.................       50         37         (2)         80           45          65        (42)
                                              -------    -------    -------     -------      -------     -------     ------
    Loss from continuing operations.........   (3,139)    (3,004)    (4,394)     (3,784)      (5,055)     (2,795)      (966)
Income (loss) from discontinued
  operations................................    2,195        (68)       117          --           --          --         --
                                              -------    -------    -------     -------      -------     -------     ------
        Net loss............................  $  (944)   $(3,072)   $(4,277)    $(3,784)    $ (5,055)   $ (2,795)   $  (966)
                                              =======    =======    =======     =======      =======     =======     ======
Pro forma net loss per common and common
  equivalent share (unaudited)(1)...........                                                $  (0.52)   $  (0.29)   $ (0.10)
Pro forma weighted average common and common
  equivalent shares outstanding
  (unaudited)(2)............................                                                   9,768       9,768      9,775

                                                                FISCAL YEAR ENDED                          JUNE 30, 1997
                                              ------------------------------------------------------    --------------------
                                              JAN. 2,    JAN. 1,    DEC. 31,    DEC. 30,    DEC. 28,                  PRO
                                               1993       1994        1994        1995        1996       ACTUAL     FORMA(3)
                                              -------    -------    --------    --------    --------    --------    --------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $ 2,102    $ 4,202    $ 1,619     $ 4,397     $  1,664    $  1,873    $ 1,873
Working capital (deficit)...................    2,326      4,329      1,907       3,316       (1,387)     (2,467)    (2,467)
Total assets................................    3,831      6,288      3,989       6,729        5,584       5,586      5,586
Long-term debt, net of current portion......       --         --         --          --          668         860        860
Redeemable convertible preferred stock......       --      5,161      7,527      13,616       14,478      14,919         --
Total stockholders' equity (deficit)........    3,120        (54)    (4,716)     (9,126)     (15,035)    (16,328)    (1,409)

---------------

(1) Reflects the conversion of all outstanding shares of the Company's Preferred Stock into 8,108,258 shares of Common Stock.
(2) Computed on the basis described in Note 1 of Notes to Financial Statements.
(3) Adjusted to reflect, upon the closing of this offering, the conversion of all outstanding shares of the Company's Preferred Stock into 8,108,258 shares of Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Concord develops, markets and supports a family of turnkey, automated, scaleable, software-based performance analysis and reporting solutions for the management of computer networks. Substantially all of the Company's revenues are derived from the Network Health product family which began shipping in the first quarter of 1995.

     From its inception until 1992, the Company manufactured a line of manufacturing automation hardware and software solutions utilizing the Manufacturing Automation Protocol (MAP) designed for manufacturing shop floors. Significant sales of MAP products ended in 1992 when the Company discontinued all MAP-related operations. During 1990, the Company began to develop the Trakker product line, the Company's first product for the network performance analysis and reporting market. Trakker was a hardware and software solution that performed segment monitoring within a LAN and collected data to be used for performance analysis and reporting. Trakker was introduced during 1991 and was the primary source of the Company's revenues from 1992 through 1994. In 1994, the Company began developing the Network Health product family which began shipping in 1995. During 1996, the Company discontinued sales of the Trakker product line and derived substantially all of its revenues from the Network Health product family.


     The Company sells its Network Health product family to organizations with large and medium-size networks, as well as network service providers which include telecommunications carriers, ISPs, systems integrators and outsourcers. Sales of the Network Health product line have come primarily from North America and Europe. All of the Company's international sales have been made in U.S. dollars through international distributors. The Company has no direct sales operations outside of North America. The Company expects that sales made through current and new international distributors will allow international revenues to grow as a percentage of total revenues. The Company derives revenues from software licenses and maintenance service agreements. Pricing for each product in the Network Health product family includes a fixed price portion plus a variable portion depending upon the number of elements being analyzed by the Company's products within the customer's network. Revenues from software licenses are recognized upon the execution of a purchase order and shipment of the software provided that no significant obligations on the part of the Company remain outstanding and collection of the related receivable is deemed probable by management. Revenues from services are recognized ratably over the period during which the services are performed. License revenues and service revenues that have been prepaid or invoiced but that do not yet qualify for recognition as revenues under the Company's policy, are reflected as deferred revenues. The Company has not capitalized any software development costs as they have been expensed as incurred.


     As of June 30, 1997, the Company had accumulated net losses of $32.2 million. The Company's operating expenses increased substantially during 1996 as the Company made investments related to the continued development, sales and marketing of Network Health products. The market for the Company's products is new and emerging. Therefore, the Company believes that it is critical to continue to invest in a market penetration strategy that involves increased investments in new products and product enhancements, additional sales and marketing personnel, and new channels of distribution. Consequently, the Company anticipates that operating expenses related to these areas will continue to increase on an absolute basis for the foreseeable future.

RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, the percentage of total revenues represented by each item in the Company's Statement of
Operations:

                                                                                  SIX MONTHS ENDED
                                                    FISCAL YEAR ENDED                 JUNE 30,
                                                --------------------------       -------------------
                                                 1994      1995      1996          1996        1997
                                                ------     -----     -----       ---------     -----
Revenues:
     License revenues.........................    84.0%     79.1%     87.1%         86.0%       89.5%
     Service revenues.........................    16.0      20.9      12.9          14.0        10.5
                                                ------     -----     -----         -----       -----
          Total revenues......................   100.0     100.0     100.0         100.0       100.0
Cost of revenues..............................    47.7      26.7      21.7          26.8        16.6
Gross profit..................................    52.3      73.3      78.3          73.2        83.4
                                                ------     -----     -----         -----       -----
Operating expenses:
     Research and development.................    58.4      54.2      43.7          53.3        27.6
     Sales and marketing......................    83.4      84.8      78.2          88.1        56.1
     General and administrative...............    18.5      23.0      13.0          14.2        11.7
                                                ------     -----     -----         -----       -----
Total operating expenses......................   160.3     162.0     134.9         155.6        95.4
                                                ------     -----     -----         -----       -----
Operating loss................................  (108.0)    (88.7)    (56.6)        (82.4)      (12.0)
Other income (expense), net...................    (0.1)      1.8        .5           1.8         (.5)
                                                ------     -----     -----         -----       -----
     Loss from continuing operations..........  (108.1)    (86.9)    (56.1)        (80.6)      (12.5)
     Income from discontinued operations......     2.9       0.0       0.0           0.0         0.0
                                                ------     -----     -----         -----       -----
     Net loss.................................  (105.2)%   (86.9)%   (56.1)%       (80.6)%     (12.5)%
                                                ======     =====     =====         =====       =====

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  REVENUES

     Total revenues increased 122.0% to $7.7 million in the six months ended June 30, 1997 from $3.5 million in the six months ended June 30, 1996.


     License revenues increased 131.1% to $6.9 million, or 89.5% of total revenues, in the six months ended June 30, 1997 from $3.0 million, or 86.0% of total revenues, in the six months ended June 30, 1996. License revenues include fees from granting the right to use the Company's software products. License revenues in both periods were derived solely from the Network Health product family. The increase in license revenues was the result of increased sales of all products to new customers and sales to existing customers of: (i) the Network Health-Router/Switch product, introduced in the third quarter of 1996;
(ii) other new and add-on product sales; and (iii) additional network element license sales. There were no price increases for Network Health products during the six-month period ended June 30, 1997.


     Service revenues increased 66.5% to $811,000, or 10.5% of total revenues, in the six months ended June 30, 1997 from $487,000, or 14.0% of total revenues, in the six months ended June 30, 1996. Service revenues consist of fees for maintenance and training services. During the first six months of 1996, the Company derived service revenues from services provided for the Trakker product line, all of which were discontinued during the second half of 1996. During the first half of 1997, there were no service revenues derived from the maintenance of the Trakker product line.

  COST OF REVENUES

     Cost of revenues increased 37.4% to $1.3 million, or 16.6% of total revenues, in the six months ended June 30, 1997 from $931,000, or 26.8% of total revenues in the six months ended June 30, 1996, resulting in gross margins of 83.4% and 73.2% in each respective period. Cost of revenues include direct software product costs, which consist primarily of expenses related to product component royalty costs, product media duplication and manuals, and personnel costs associated with providing customer support in connection with maintenance service contracts. Royalty costs are comprised of third party software costs. The improvement in the gross margin percentage is attributable to lower royalty unit costs associated with the higher sales unit volumes during the 1997 period and a one-time charge of $400,000 for the write-off of inventories associated with the discontinuation of the Trakker product line during 1996.


  RESEARCH AND DEVELOPMENT


     Research and development expenses increased 14.9% to $2.1 million, or 27.6% of total revenues, in the six months ended June 30, 1997 from $1.9 million, or 53.3% of total revenues, in the six months ended June 30, 1996. Research and development expenses consist primarily of personnel costs associated with software product development. The absolute dollar spending increased $276,000 due to increased headcount in research and development from 29 to 37 people associated with the development of future product releases. The Company's product architecture and higher revenue base have allowed the Company to introduce new products at lower incremental costs thereby reducing research and development expenses as a percentage of revenues. The Company anticipates that it will continue to commit substantial resources to research and development in the future and that product development expenses may increase in absolute dollars in future periods.


  SALES AND MARKETING


     Sales and marketing expenses increased 41.4% to $4.3 million, or 56.1% of total revenues, in the six months ended June 30, 1997 from $3.1 million, or 88.1% of total revenues, in the six months ended June 30, 1996. Sales and marketing expenses consist primarily of salaries, commissions to sales personnel and agents, travel, tradeshow participation, public relations and other promotional expenses. The absolute dollar spending increased $1.3 million; $1.1 million of the increase was due to the building of the direct sales force and the balance was attributable to marketing and promotional activities to penetrate the market for the Network Health product family. The decline in sales and marketing expenses as a percentage of total revenues is due to sales productivity improvements resulting from the expansion of the Network Health product family, increased revenues from existing customers, improved lead generation and reduced sales cycles. Headcount in sales and marketing increased from 32 to 37 people from June 30, 1996 to June 30, 1997.


  GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased 82.9% to $900,000, or 11.7% of total revenues, in the six months ended June 30, 1997 from $492,000, or 14.2% of total revenues, in the six months ended June 30, 1996. General and administrative expenses consist primarily of salaries for financial, administrative and management personnel and related travel expenses, as well as legal and accounting expenses. The absolute dollar spending increased $408,000 due to increased headcount in general and administrative from eight to 14 people. General and administrative expenses declined as a percentage of total revenues during the 1997 period due to a significant increase in revenues during that period.

  OTHER INCOME (EXPENSE), NET

     Other income consists of interest earned on funds available for investment net of interest paid in connection with the financing of capital equipment. The Company realized net other income of $42,000 for the six months ended June 30, 1997 and had net other expense of $65,000 for the six months ended June 30, 1996.

FISCAL YEARS ENDED 1994, 1995 AND 1996

  REVENUES

     Total revenues were $4.1 million, $4.4 million and $9.0 million in 1994, 1995 and 1996, respectively, representing increases of 7.1% from 1994 to 1995, and 106.8% from 1995 to 1996. All 1994 revenues were derived from the Trakker product line. During the first quarter of 1995, the Company introduced its current product family, Network Health. During 1995, revenues from Network Health and Trakker were $2.3 million and $2.1 million, respectively. During 1996, revenues derived from the Network Health product family increased 294.9% to $8.8 million from $2.2 million in 1995 as the Company began focusing solely on its

Network Health product family and the Trakker product line was discontinued. There were no price increases for Network Health products during 1996.


     License revenues were $3.4 million, $3.4 million and $7.8 million in 1994, 1995 and 1996, respectively, representing increases of 0.8%, from 1994 to 1995, and 127.9% from 1995 to 1996. License revenues accounted for 84.0%, 79.1% and 87.1% of total revenues in 1994, 1995 and 1996, respectively. License revenues increased by 0.8% to $3.4 million during 1995 as sales of the Trakker product line decreased and sales of the Network Health product family increased. During 1996, the Company discontinued development and sales of the Trakker product line resulting in a decline in Trakker license revenues to $181,000. License revenues of Network Health increased to $7.7 million in 1996 as the Company began shipping Network Health - Frame Relay in the first quarter of 1996 and Network Health - Router/Switch in the third quarter of 1996. During 1996, the Company added over 175 new Network Health customers.

     Service revenues were $649,000, $912,000 and $1.2 million in 1994, 1995 and 1996, respectively, representing increases of 40.5% from 1994 to 1995, and 27.4% from 1995 to 1996. Service revenues accounted for 16.0%, 20.9%, and 12.9% of total revenues in 1994, 1995 and 1996, respectively. Service revenues increased as a percentage of total revenues during 1995 as the Trakker product line customer base continued to pay for maintenance of their existing Trakker hardware products while current sales of those products declined as the Company de-emphasized the Trakker product line. The decline in service revenues as a percentage of sales during 1996 is attributable to the discontinuance of the Trakker product line and the cancellation of related service contracts.

  COST OF REVENUES

     Cost of revenues were $1.9 million, $1.2 million and $2.0 million in 1994, 1995 and 1996, respectively, representing a decrease of 40.0% from 1994 to 1995, and an increase of 68.1% from 1995 to 1996. Cost of revenues accounted for 47.7%, 26.7% and 21.7% of total revenues in 1994, 1995 and 1996, respectively, resulting in gross margins of 52.3%, 73.3% and 78.3% in each respective period. Cost of revenues declined as a percentage of total revenues in each of the three years due to the decline in sales of the Trakker product line which included hardware and the associated hardware costs. During 1996, substantially all product revenues were derived from the licensing of the Network Health product family and consequently, there was no significant hardware cost of revenues incurred during 1996. Software product costs consist primarily of expenses related to product component royalty costs, product media, duplication and manuals.

  RESEARCH AND DEVELOPMENT

     Research and development expenses were $2.4 million, $2.4 million and $3.9 million in 1994, 1995 and 1996, respectively, representing a decrease of 0.5% from 1994 to 1995, and an increase of 66.6% from 1995 to 1996. Research and development expenses accounted for 58.4%, 54.2%, and 43.7% of total revenues in 1994, 1995 and 1995, respectively. The absolute dollar spending increased $1.6 million from 1995 to 1996 due to investments made in the Network Health product family to add new products and enhance the existing products. Headcount in research and development increased from 20 to 34 people from 1995 to 1996.

  SALES AND MARKETING


     Sales and marketing expenses were $3.4 million, $3.7 million and $7.0 million in 1994, 1995 and 1996, respectively, representing an increase of 8.9% from 1994 to 1995, and 90.6% from 1995 to 1996. Sales and marketing expenses accounted for 83.4%, 84.8% and 78.2% of total revenues in 1994, 1995 and 1996, respectively. The absolute dollar spending increased $3.3 million from 1995 to 1996; $2.7 million of this increase was due to building the direct sales force and the balance was attributable to marketing and promotional activities to develop and penetrate the market for the Network Health product family. During 1996, the Company increased sales and marketing personnel expenses, incurred significantly higher commissions expense due to increased sales, and increased its participation in industry trade shows, seminars and other promotional activities. Sales and marketing expenses declined as a percentage of total revenues from 1995 to 1996 due to sales productivity improvements. Headcount in sales and marketing at the end of 1994, 1995 and 1996 was 21, 19 and 31 people, respectively.

  GENERAL AND ADMINISTRATIVE

     General and administrative expenses were $751,000, $1.0 million and $1.2 million in 1994, 1995 and 1996, respectively, representing increases of 33.2% from 1994 to 1995, and 17.7% from 1995 to 1996. General and administrative expenses accounted for 18.5%, 23.0% and 13.0% of total revenues in 1994, 1995 and 1996, respectively. The absolute dollar spending increased $177,000 from 1994 to 1995 due to the addition of personnel. General and administrative expenses declined as a percentage of total revenues from 1995 to 1996 due to a significant increase in revenues.

  OTHER INCOME (EXPENSE), NET

     The Company had net other expense of $2,000 in 1994. The Company realized net other income of $80,000 and $45,000, respectively, in 1995 and 1996.

  INCOME FROM DISCONTINUED OPERATIONS

     During 1992, the Company discontinued its MAP business segment and completed a substantial portion of the disposition during 1992 and 1993. Income from discontinued operations in 1994 related to the final disposition of the remaining MAP assets.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly results of operations in dollar amounts and as a percentage of total revenues for the periods indicated. The information for each of these quarters includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of this information when read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.

                                                                           QUARTER ENDED
                                       --------------------------------------------------------------------------------------
                                       SEPT.      DEC.        MARCH       JUNE       SEPT.       DEC.       MARCH       JUNE
                                       1995       1995        1996        1996        1996       1996        1997       1997
                                       -----     -------     -------     -------     ------     -------     ------     ------
                                                                           (IN THOUSANDS)
Revenues:
    License revenues.................  $ 794     $ 1,252     $ 1,288     $ 1,695     $2,017     $ 2,845     $3,105     $3,785
    Service revenues.................    258         256         250         237        327         348        351        460
                                       -----     -------     -------     -------      -----     -------      -----      -----
        Total revenues...............  1,052       1,508       1,538       1,932      2,344       3,193      3,456      4,245

Cost of revenues.....................    231         349         328         604        377         648        587        692
                                       -----     -------     -------     -------      -----     -------      -----      -----
Gross profit.........................    821       1,159       1,210       1,328      1,967       2,545      2,869      3,553
                                       -----     -------     -------     -------      -----     -------      -----      -----
Operating expenses:
    Research and development.........    587         795         898         952        961       1,122      1,035      1,091
    Sales and marketing..............    874       1,213       1,305       1,751      1,647       2,337      1,971      2,349
    General and administrative.......    146         299         233         259        234         451        432        468
                                       -----     -------     -------     -------      -----     -------      -----      -----
        Total operating expenses.....  1,607       2,307       2,436       2,962      2,842       3,910      3,438      3,908
                                       -----     -------     -------     -------      -----     -------      -----      -----
Operating loss.......................   (786)     (1,148)     (1,226)     (1,634)      (875)     (1,365)      (569)      (355)
Other income (expense), net..........     27          14          42          23         (6)        (14)       (19)       (23)
                                       -----     -------     -------     -------      -----     -------      -----      -----
        Net loss.....................  $(759)    $(1,134)    $(1,184)    $(1,611)    $ (881)    $(1,379)    $ (588)    $ (378)
                                       =====     =======     =======     =======      =====     =======      =====      =====

                                                                    AS A PERCENTAGE OF REVENUES
                                      ----------------------------------------------------------------------------------------
                                      SEPT.       DEC.        MARCH       JUNE        SEPT.        DEC.       MARCH      JUNE
                                      1995        1995        1996        1996        1996         1996       1997       1997
                                      -----       -----       -----       -----       -----       ------      -----      -----
Revenues:
    License revenues................   75.5%       83.0%      83.7 %       87.7%       86.0%        89.1%     89.8 %      89.2%
    Service revenues................   24.5        17.0       16.3         12.3        14.0         10.9      10.2        10.8
                                      -----       -----       -----       -----       -----        -----      -----      -----
        Total revenues..............  100.0       100.0       100.0       100.0       100.0        100.0      100.0      100.0

Cost of revenues....................   22.0        23.1       21.3         31.3        16.1         20.3      17.0        16.3
Gross profit........................   78.0        76.9       78.7         68.7        83.9         79.7      83.0        83.7
Operating expenses:
    Research and development........   55.8        52.7       58.4         49.3        41.0         35.1      29.9        25.7
    Sales and marketing.............   83.0        80.5       84.9         90.6        70.2         73.3      57.0        55.4
    General and administrative......   13.9        19.8       15.1         13.4        10.0         14.1      12.6        11.0
                                      -----       -----       -----       -----       -----        -----      -----      -----
        Total operating expenses....  152.7       153.0       158.4       153.3       121.2        122.5      99.5        92.1
                                      -----       -----       -----       -----       -----        -----      -----      -----
Operating loss......................  (74.7)      (76.1)      (79.7)      (84.6)      (37.3)       (42.8)     (16.5)      (8.4)
                                      -----       -----       -----       -----       -----        -----      -----      -----
Net other income (expense)..........    2.6         0.9        2.7          1.2        (0.3)        (0.4)     (0.5)       (0.5)
                                      -----       -----       -----       -----       -----        -----      -----      -----
        Net Loss....................  (72.1)%     (75.2)%     (77.0)%     (83.4)%     (37.6)%      (43.2)%    (17.0)%     (8.9)%
                                      =====       =====       =====       =====       =====        =====      =====      =====

     The Company's revenues, expenses and results of operations have been subject to significant quarterly fluctuations, due to a variety of factors. See "Risk Factors--Potential Fluctuations in Quarterly Operating Results." These factors make the estimation and forecast of revenues difficult on a quarterly basis. The Company plans to continue increasing its product development and sales expenses in absolute dollars on a quarterly basis in an effort to increase its market share. These increases will be based in part on the estimation and forecasting of future revenues. As a result, the estimation of quarterly results of operations is difficult and should not be relied upon as any indication of future performance.

     License revenues are difficult to forecast quarter to quarter. Due to the buying patterns of certain of the Company's customers and also to the Company's own sales incentive programs which are focused on annual sales goals, revenues in the Company's fourth quarter could be higher than revenues in the first quarter of the succeeding year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations to date primarily through the private sale of equity securities and a credit line for equipment purchases. The Company had a working capital deficit of $2.5 million at June 30, 1997.


     Net cash provided by (used in) operating activities was $(4.1) million, $(2.1) million and $(2.9) million in 1994, 1995 and 1996, respectively, and $(2.5) million and $467,000 for the six months ended June 30, 1996 and 1997, respectively. Cash and cash equivalents were $1.6 million, $4.4 million and $1.7 million at December 31, 1994, December 30, 1995 and December 28, 1996, respectively and $1.9 million at June 30, 1997. In each period, the Company experienced significant net losses. Deferred revenues increased for the year ended December 28, 1996 by $958,000 due to an increase in overall sales activity; $429,000 of this increase came from deferred maintenance contracts and $529,000 was the result of software license sales with remaining contingencies such as product acceptance and credit worthiness. Accrued expenses also increased significantly for the year ended December 28, 1996 due primarily to compensation expenses associated with the increase in sales volume.


     Investing activities have consisted solely of the acquisition of property, plant and equipment, most notably computer and networking equipment to support the growing employee base and corporate infrastructure. Financing activities consisted of the sales of preferred stock in 1994 and 1995 and proceeds from bank borrowings in connection with equipment purchases during 1996 and the first six months of 1997.


     During 1996, the Company entered into an agreement for an equipment line of credit in the amount of $1.0 million (the "Equipment Line") with Silicon Valley Bank. The Equipment Line, as amended, bears interest at the bank's prime rate (8.50% at June 30, 1997) plus 2% and is collateralized by substantially all of the Company's assets. As of December 28, 1996, the outstanding borrowings under the Equipment Line amounted to $925,000. In 1997, the Company received additional advances of $74,000 through March 25,

1997, at which time the total amount of $999,000 due under the Equipment Line was converted into a term loan payable in 36 even monthly payments of principal plus interest at the bank's prime rate plus 2% through March 25, 2000. As of August 31, 1997, the principal balance on the term loan payable was $887,721.



     The Company has a revolving working capital line of credit with Silicon Valley Bank. Borrowings outstanding under the line are limited to the lesser of $2.5 million or 90% of eligible accounts receivable less the principal amount that remains outstanding under an existing equipment line of credit. Interest on this line is at the rate of prime plus 2% and will be reduced to the prime rate the first day of the month following the closing of this offering. The working capital line of credit contains covenants which restrict the Company's ability to incur debt, pay dividends, sell assets and engage in mergers, consolidations and other acquisitions. In addition, the Company must comply with certain financial covenants, including maintaining (i) an asset to liabilities ratio of at least 2:1 and (ii) a tangible net worth of not less than $10.0 million. The Company's line of credit expires on April 2, 1998. The Company intends to seek to renew the line of credit prior to its termination or to seek alternative working capital financing. As of August 31, 1997, the Company had $1,640,000 available for future borrowings under this agreement. The Company entered into a new equipment line of credit with Fleet National Bank during June of 1997 for up to $1.0 million. As of August 31, 1997, the Company had available $775,000 for future borrowings under this agreement.


     The Company had available net operating loss carryforwards of approximately $27.0 million and federal research and development tax credit carryforwards of approximately $1.5 million as of December 28, 1996 to reduce future income tax liabilities. These carryforwards expire from 1997 through 2012 and are subject to review and possible adjustment by the appropriate taxing authorities. Approximately $13.7 million of the Company's net operating loss and research and development tax credit carryforwards expire between 1997 and 2001. Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss carryforwards for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of the Company's 1995 preferred stock financings, such a change in ownership has occurred. Also, following the completion of the Offering, the Company expects that another ownership change may occur. As a result of these ownership changes, the use of the net operating loss carryforwards will be limited. The Company has deferred tax assets of approximately $14.0 million comprised primarily of net operating loss carryforwards and research and development credits. The Company has fully reserved for these deferred tax assets by recording a valuation allowance of $14.0 million, as the Company believes that it is more likely than not that it will not be able to realize this asset.


     The Company's current export sales are denominated in United States dollars. To the extent that international sales continue to be denominated in United States dollars, an increase in the value of the United States dollar relative to other currencies could make the Company's products and services more expensive and, therefore, potentially less competitive in international markets.



     As of August 31, 1997, the Company's principal sources of liquidity included cash and equipment lines of credit. The Company believes that the net proceeds from this offering, together with its current cash balances, cash provided by future operations and available borrowings under its lines of credit, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, its operating and investing activities may require significant cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing.

                                    BUSINESS

INTRODUCTION

     Concord develops, markets and supports a family of turnkey, automated, scaleable, software-based performance analysis and reporting solutions for the management of computer networks. By providing a global view of network performance, the Company's products enable the effective and efficient management of large and medium-size multi-vendor networks, both by end users and network service providers, including telecommunications carriers, ISPs, systems integrators and outsourcers. The Company's Network Health product family retrieves and compiles vital network statistics, performs extensive analyses of those statistics and provides intuitive, informative, user-friendly graphical reports. The Company's software-only solutions provide IT executives, managers and technicians with the information necessary to assess and correct costly network inefficiencies, make cost-effective network purchasing decisions and predict network failures.


     The Company's initial target market has been organizations with large and medium-size networks of 150 or more network elements. The Company markets to these potential customers through its own sales force, sales agents, value added resellers, network service providers, including telecommunication carriers, and OEMs. As of August 31, 1997, the Company had over 400 customers operating in and serving a variety of industries. Representative customers include America Online, Inc., Ameritech Corporation, AT&T Corporation, The Bear Stearns Companies, Inc., British Telecommunications plc, Burlington Northern Santa Fe Corporation, Department of Commerce, Dow Jones & Company, Inc., Ernst & Young LLP, MCI Telecommunications Corp., Morgan Stanley Group Inc., Motorola Inc., New York Stock Exchange, Inc., Pfizer Inc., Prudential Service Company, The Procter & Gamble Company, Sprint Corporation, Viacom International Inc., Visa International and U S WEST, Inc.


INDUSTRY BACKGROUND

     The pervasiveness and sophistication of business process applications, such as email, remote access, electronic commerce and order entry systems, have significantly increased the amount of data traffic across networks. As these applications have become an integral part of managing information within an enterprise, businesses have developed and expanded their computer networks to connect remote operations, branch offices, telecommuters, customers and suppliers, among others. These increases in data traffic, coupled with the emergence of widely distributed computing across heterogeneous platforms, have increased the demands placed on both LANs and WANs. The sophisticated and complex technologies that have been developed to meet these demands, such as LAN switching, frame relay and ATM, must not only enhance bandwidth and connectivity, but must also interface with existing legacy environments in order to build an effective integrated business infrastructure.

     Increased network complexities, combined with inadequate centralized network analysis and planning functions, have led to network congestion and the inefficient use of both LAN and WAN resources and unnecessary purchases of additional networking hardware, leased lines and digital carrier WAN bandwidth. Because the consequences of network congestion and failure can range from a temporary reduction in productivity to significant financial loss, the reliability and performance of networks has assumed critical importance. To ensure the reliability and performance of these networks, organizations are increasingly relying on network management software.

     The technical complexity of providing for high levels of automation, aggregation and scalability over thousands of network elements has made comprehensive network management applications difficult to develop. Solutions originally developed for network management were centralized, mainframe-based systems that offered a platform from which the network manager could monitor the network. These systems were expensive, provided limited functionality and were generally closed and proprietary. With the emergence of distributed computing environments, independent tool vendors began developing solutions that solved specific technical network problems. The emergence of MIBs along with a standardized protocol (SNMP) provided not only a mechanism to measure all networking elements but also the required enabling technology for technical network management. SNMP facilitated the development of technical tools, such as network element management solutions and RMON and RMON2 probe-based solutions. Network element manage-ment solutions allow technical personnel to diagnose problems, but are usually limited to a particular vendor's equipment. Probe-based solutions provide technical information on a specific network segment only and may provide monitoring and reporting capabilities that are usually dependent on data accumulated from the particular probes.


     Although these tools have enhanced the technical management of networks and are particularly useful in isolating and correcting problems in networks after such problems have already occurred, the dependency of organizations on their networks has necessitated new, broad-based network management solutions. These solutions enable organizations to optimize the performance and minimize the costs of their existing network infrastructure, identify developing network problems and support decisions relating to future network infrastructure growth. IT executives and managers of both large and small networks are coming to recognize that in order to optimize network resources and effectively plan for future demand, performance analysis and reporting solutions must reside at the core of the network as a means of aggregating relevant network data into a comprehensive picture of network health. The Company believes that within the performance analysis and reporting market there are currently over 200 million potentially manageable elements. The Company believes that to date less than 0.5% of these elements are being managed utilizing software-based analysis and reporting.


THE CONCORD SOLUTION

     Concord develops, markets and supports a family of turnkey, automated, scaleable, software-based performance analysis and reporting solutions for the management of computer networks. The Company's Network Health product family retrieves and compiles vital network statistics, performs extensive analyses of those statistics and provides intuitive, informative, user-friendly graphical reports. The Company's products are capable of simultaneously polling, analyzing and reporting on over 5,000 elements per workstation.

     The Company's Network Health product family provides organizations with the following benefits: (i) capacity planning -- providing information to support business decisions relating to network utilization and future capacity requirements; (ii) reduction in data communications expenses -- identifying excess capacity on each WAN, leased line or frame relay circuit; (iii) effective allocation of resources -- allowing management to effectively deploy networking resources and personnel; and (iv) service level monitoring -- assisting managers in making network resource allocation decisions within an organization and assisting both network service providers and end users in monitoring the availability of negotiated service level agreements.

     In providing these benefits, the Company's Network Health product family incorporates the following features:

     FULLY AUTOMATED, TURNKEY IMPLEMENTATION. The Company's products provide turnkey solutions for fully automated network performance analysis and reporting. Installation can be accomplished in a few hours without the use of additional network hardware. Once installed, the Company's software immediately generates standardized reports on a variety of topics, such as: (i) situations to watch for potential trouble spots; (ii) exceptions analysis for identifying deviations from specified performance levels; and (iii) bandwidth utilization for managing and allocating limited network resources. These standardized reports can be accessed via the Web, directly at the network monitoring console, or through printed reports.

     SCALEABLE, SOFTWARE-ONLY SOLUTION. The Network Health product family is designed to collect data from heterogeneous networking environments without the use of additional probes and network monitoring tools. The Company's products are easily scaled to meet the demands for network performance analysis and reporting as an organization's network infrastructure expands. Network Health provides managers with the ability to purchase add-on software licenses as needed.

     MULTI-LEVEL REPORTING. The Company's Network Health product family generates a comprehensive package of graphical reports that provide information and analyses on a wide variety of pre-programmed parameters. Information is provided for use at multiple levels of management, from a general overview of network performance for chief information officers to a port-by-port analysis of specific network hardware for managers or technicians.

     TECHNOLOGY AND VENDOR INDEPENDENCE. The Company's Network Health product family provides performance analysis and reporting of elements within an organization's heterogeneous LAN and WAN infrastructure, independent of network technology and hardware vendor. The Company's products are easily extendible to new technologies and network architectures.

STRATEGY

     The Company's objective is to maintain its leadership position in the expanding market for automated network performance analysis and reporting software solutions for the management of networks. To achieve its objective, Concord is pursuing the following strategies:

     LEVERAGE CORE TECHNOLOGY FOR FUTURE PRODUCT ENHANCEMENTS. The Network Health product architecture is designed to enable the Company to rapidly develop and market new product enhancements. The Company has targeted several critical areas in which it seeks to extend its technology leadership, including increasing scaleability to poll, analyze and report on over 20,000 elements per workstation, improving ease-of-use and adding functionality through enhanced predictive analysis. In addition, the Company is focused on expanding Network Health's ability to analyze the performance of network applications and IT technologies such as ATM switches and remote access devices and is focused on porting the Network Health product family to a Windows NT platform.

     EXPAND EXISTING CUSTOMER BASE. The Company has expended significant resources to build an installed base of over 400 customers and network service providers which, the Company believes, will create significant barriers to entry for potential competitors. The Company intends to build upon its installed customer base by employing a multi-tiered sales strategy that includes proactive sales to organizations with large and medium-size networks and extending alliances with network equipment vendors and network service providers. The Company intends to expand its international presence from Europe and Korea to include additional distributors in Europe, the Pacific Rim and Latin America.

     FOCUS ON TELECOMMUNICATIONS CARRIERS AND OTHER NETWORK SERVICE
PROVIDERS. Telecommunications carriers and other network service providers are both end users of Network Health products as well as providers of network services that are enhanced by the Company's products. With many large organizations outsourcing network services, the Company believes that network service providers, including telecommunications carriers, ISPs, systems integrators and outsourcers, can accelerate expansion of the Company's existing customer base and play a crucial role in determining standards for network performance analysis and reporting software.


     EXPAND RELATIONSHIPS WITH STRATEGIC PARTNERS. The Company currently has marketing or OEM relationships with Ascend Communications, Inc., Bay Networks, Inc., Cabletron Systems, Inc., FORE Systems, Inc., NetScout Systems, Inc. and Newbridge Networks Corporation. The Company's partnering strategy is to establish cooperative arrangements with as many leading IT companies as possible, ranging from joint marketing and development arrangements to OEM arrangements for the development and marketing of integrated product offerings.


     BROADEN PENETRATION OF AND LEVERAGE EXISTING CUSTOMER BASE. Concord intends to aggressively focus on increasing revenues from its existing customer base through the issuance of expansion licenses for the monitoring of additional network elements and the securing of additional maintenance contracts. The Company also intends to proactively target existing customers for new product sales as well. The Company also intends to proactively target existing customers for sales of future versions of Network Health which are capable of analyzing the performance of network applications and technologies such as ATM switches and remote access devices, and running on the Windows NT platform.

PRODUCTS AND TECHNOLOGY

     The Company's Network Health product family automatically provides enterprise-wide performance analysis and reporting for the large number of elements typically found within networks. The technical complexity of providing for high levels of automation, aggregation and scalability over thousands of network elements has made comprehensive network management applications difficult to develop. The Network Health platform automatically locates devices on the network, identifies MIB variables, polls devices, and stores data in a relational database. After the data has been analyzed, Network Health automatically generates multiple reports which can be retrieved from the network console or via the Web. Network Health software operates continuously to provide full-time data gathering and on demand reporting. Network Health reports show the effects of usage and serve as a basis for agreeing to and understanding service levels, proactively addressing potential network failures, managing bandwidth and capacity, identifying security violations and understanding the usage patterns of the network and the network's various elements.

     The critical technology components in the Network Health architecture are the polling engine, the MIB translation file, the database and group filter, and the reporting engine. Each of these components is device independent, and thus can function on any type of network device or segment irrespective of the network equipment vendor or technology. These components automate the functions of locating the appropriate devices for polling, gathering only the appropriate variables and data from those devices, and converting the data into canonical format which facilitates analysis. The distributed nature of the product allows for the product components and the user to be located at any location within the organization. Through the use of sophisticated algorithms and heuristics, the gathered data can be analyzed to make predictions of upcoming problems throughout the network. The report viewing components within the reporting engine allow the rendering and display of multiple views and reports in a graphical fashion for Web output, print output or integration level output to other products.

     By focusing on the issues of capacity, errors, service levels and utilization, Network Health's manner of reporting provides a common model which covers a broad spectrum of network elements and technologies. Pricing for Network Health applications includes a fixed license fee per application and a variable fee based on the number of network elements managed by that application. During 1996 and through the first six months of 1997, initial orders with new customers for the Company's Network Health products ranged from approximately $10,000 to $300,000.

     The following table lists certain information with respect to the various products which comprise the broad Network Health product family:

    APPLICATION                             DESCRIPTION                         QUARTER FIRST SHIPPED
-------------------   -------------------------------------------------------   ---------------------
LAN/WAN               Monitors, analyzes and reports on performance of shared          Q1 1995
                      and switched media LANs, WAN links, modem banks and
                      other RMON or MIB capable media.
Frame Relay           Identifies actual utilization and quality of services            Q1 1996
                      provided, compares to current committed information
                      rates, predicts usage trends and enables modeling of
                      appropriate purchased bandwidth using data collected
                      from RMON and other MIBs.
Router/Switch         Profiles performance of critical internetworking                 Q3 1996
                      devices enabling proactive management, rapid
                      troubleshooting, and informed upgrade and purchase
                      decisions.
Traffic Accountant    Using data available from RMON2 probes, provides                 Q4 1996
                      enterprise level view of traffic content (applications
                      and users) mapped to user defined business groupings
                      such as departments, managed domains, business
                      processes, geographic areas, and customers. Facilitates
                      chargeback, budget justification, and usage policy
                      enforcement.
Server                Profiles performance of networked servers, enabling              Q3 1997
                      proactive management, rapid troubleshooting and
                      informed upgrade and purchase decisions.

     Additionally, the Company is currently developing an enhanced version of Network Health. This version of the software is expected to significantly increase the number of network elements that can be managed from a single server, enhance the ability of customers and network service providers to customize Network Health's reports and extend the operating systems supported by Network Health to include Windows NT.

     NETWORK HEALTH -- LAN/WAN pioneered scaleable performance analysis and reporting for LANs as well as WANs by providing reports that allow users to solve business problems. This application provides information on capacity, errors, trends, over-utilization, under-utilization, and service levels through intuitive charts and graphs. These charts and graphs minimize technology differences to allow a single report format to cover a broad set of technologies, including Ethernet, Token Ring, and fiber distributed data interface (FDDI) to 56Kbps, T1, T3 and switched multimegabit data service
(SMDS). A typical initial installation manages approximately 100 segments, rings or leased lines.

     NETWORK HEALTH -- FRAME RELAY is used to manage the unique aspects of frame relay Permanent Virtual Circuits (PVCs). This application indicates poor carrier service by: (i) identifying carrier network congestion; (ii) end user over-usage of the Committed Information Rate (CIR); and (iii) timing for upgrades to higher capacities or downgrades to less expensive lower capacities. Network Health -- Frame Relay is often used by network service providers for quality of service discussion. A typical initial installation manages approximately 250 PVCs.

     NETWORK HEALTH -- ROUTER/SWITCH expands Network Health reports to cover the increased complexity of managing the behavior of the network's routers and switches. This application gathers information on and analyzes CPUs, memory usage, buffer utilization, buffer misses and other such detail to provide the first level of insight into the operation and capacities of the routers and switches themselves. For example, with the Situations to Watch panel in the Network Health -- Router/Switch report, needed memory upgrades can be forecasted to allow for an orderly upgrade of the router's memory. When a router has been identified as needing attention, the At-A-Glance Reports provide an historical snapshot of a router's recent performance, enabling network managers to determine a course of action. A typical initial installation manages approximately 50 devices.

     NETWORK HEALTH -- TRAFFIC ACCOUNTANT is a software application that provides information on nodes, access patterns and applications used. This application scales to enterprise networks, providing an array of reports covering cost allocation, security audit trails, security exception reports, reconfiguration reports, application usage, Internet usage and department utilization. The percentage of the entire network used by particular departments or divisions in an organization can be reported in a single chart. A typical initial installation collects data from 50 RMON2 probes.

     NETWORK HEALTH -- SERVER analyzes and reports on servers in a scaleable manner allowing a network manager to understand the trends, capacities and service levels of the server's CPUs, memory, disks, partitions, virtual memory, swapping, paging and performance and operational characteristics. The diversity of server vendors coupled with the increased complexity of servers necessitates a unique application. The product's analysis and prediction capability, for example, can be used to identify the disks in need of upgrade before they become capacity constrained. This product was introduced during July of 1997.

REPORT COMPONENTS

     Network Health reports can be viewed daily, weekly and monthly in a secure manner by IT executives, managers and technicians as well as departments, divisions and business units. The broad nature of the Network Health model for displaying information allows a few key components to be used in multiple products, each of which is described below.

MAIN REPORT

     The Main Report provides the user with a number of different ways to view the elements managed by Network Health in a single report format. This report provides the following information:

     -  Daily Network Volume -- Shows historical trend in the entire network
     - Hourly Network Volume -- Shows daily trend, compared to an historic baseline
     -  Hourly Health Index -- Shows hourly quality of service of the network
     -  Situations to Watch -- Predicts when problems will occur
     - Volume Leaders -- Shows volume and health of the largest elements in the network

     - Health Index Leaders -- Shows elements most in need of proactive attention
     - Volume Change Leaders -- Shows elements with change that create performance problems
     - Health Index Change Leaders -- Shows elements improving or declining in the quality of service
     - Daily Volume vs. Baseline -- Shows per element volume and historical trend comparisons
     -  Bandwidth Utilization -- Shows per element daily bandwidth distribution
     -  Average Health Index -- Shows per element quality of service indicator

EXCEPTION REPORT

     The Exception Report is often used as the morning "To do" list for the network managers. This report provides the following information:

     - Exception Summary -- "To do" list naming elements in need of proactive attention
     - Exception Detail Report -- Per element detail of "To do" list detailing problems and accompanied by graphic historical information

AT-A-GLANCE AND DRILL DOWN REPORTS

     The At-A-Glance and Drill Down Reports allow the user to view the element in sufficient detail to understand the next action required and what resources are necessary to dispatch in order to troubleshoot and proactively eliminate the problem. These reports provide the following information:

     - At-A-Glance -- Shows a detailed history of essential performance and service indicators of routers, switches and servers
     - Bandwidth Utilization -- Displays historical information on any data collected
     - Multi-variable trend -- Displays a range of historical information on elements in the database

TRAFFIC ACCOUNTANT REPORTS

     Traffic Accountant has a broad range of reports and capability to aggregate nodes, networks and data. These reports provide the following information:

     - Accounting Report -- Displays total network volume consumed by individual departments
     - Security Report -- Shows unauthorized access to the network and the use of network resources
     -  Audit Trail -- Shows detailed activity of individual nodes
     - Re-configuration reports -- Shows percentage utilization of networks thereby allowing simulation of changes and their positive and negative effects
     - Application Traffic -- Shows application activity by department, or by user, over historical time periods

CUSTOMERS


     The Company sells its products to organizations with large and medium-size networks, as well as network service providers which include telecommunications carriers, ISPs, systems integrators and outsourcers. The Company's products are used by a diverse set of customers in a variety of industries. As of August 31, 1997, the Company had over 400 customers in the following 12 countries: the United States, Germany, Canada, the United Kingdom, Holland, France, Korea, Belgium, Sweden, Switzerland, Australia and South Africa. The following is a representative list of customers that have purchased in excess of $50,000 of the Company's products and services for the period from January 1, 1996 through August 31, 1997.



Abbott Laboratories                      Dresdner Bank AG                         New York Stock Exchange, Inc.
Allied Signal Inc.                       DSC Communications Corporation           Northrop Grumman Corporation
America Online, Inc.                     Dun & Bradstreet Corporation             NYNEX Corporation
Ameritech Corporation                    Ernst & Young LLP                        Pfizer Inc.
Analog Devices, Inc.                     First Union National Bank                Reuters America Inc.
AT&T Corporation                         Fleet Financial Group, Inc.              Scientific Atlanta, Inc.
Bell South                               Frontier Information Technologies,       Scudder, Stevens & Clark
Bloomberg L.P.                           Inc.                                     Sprint Corporation
Blue Cross/Blue Shield Association       Gateway 2000, Inc.                       State of Arizona Public Services
Booz, Allen, & Hamilton Inc.             Government of British Columbia           Tennaco Packaging
British Telecommunications plc           HiServ (formerly Hoehcst Celanese)       The Bear Stearns Companies, Inc.
Bureau of Census                         Lexis-Nexis                              The Procter & Gamble Company
Burlington Northern Santa Fe             MCI Telecommunications Corporation       The Prudential Service Company
  Corporation                            Memorial Sloan-Kettering                 Toys "(LOGO)" Us, Inc.
Citizens Utilities Company               Metropolitan Life Insurance Co.          U S WEST, Inc.
Computer Sciences Corporation            MFS Communications Company, Inc.         United Technologies Corporation
Dell Computer Corporation                Morgan Stanley Group Inc.                Viacom International Inc.
Department of Commerce                   Motorola Inc.                            Visa International
Donaldson, Lufkin & Jenrette, Inc.       Navy Federal Credit Union                WilTel Communications, LLC
Dow Jones & Company, Inc.                New York Mercantile Exchange
                                         New York State Department of Social
                                           Services


CUSTOMER SERVICE


     The post-sales support organization is responsible for providing ongoing technical support and training for the Company's customers. For an annual fee, a customer will receive telephone and email support, as well as new releases of the Company's products. The Company offers a toll-free customer support line to customers. Support personnel answer the technical support calls and generally provide same-day responses to questions that cannot be resolved during the initial call. All calls are logged, opened, tracked, and closed with daily updates to the customer, Concord's sales teams and Concord's executive management team. Concord will deploy any one of its 12 field pre-sales technical support representatives in the event that an on-site visit is necessary. At August 31, 1997, the Company employed nine technical post-sales support personnel as well as one product trainer.


SALES AND MARKETING

     The Company markets its products in the United States to organizations with large and medium-size networks, as well as network service providers which include telecommunications carriers, ISPs, systems integrators and outsourcers primarily through a direct sales force, sales agents and through value added resellers (VARs). Internationally, the Company markets exclusively through distributors. Additionally, the Company has entered into joint marketing and joint development arrangements with a number of companies.


     At August 31, 1997, the Company had 11 domestic sales teams each comprised of one direct sales person and one technical support person targeting the following 11 different geographic regions: Atlanta and the Southeast; Dallas; Detroit; Denver; New England; New York; the Carolinas; Northern California; Philadelphia; Southern California; and Washington, D.C. In addition, the Company employs four sales personnel to support the 11 domestic sales teams. Internationally, the Company has a sales office in London, England with one sales person and one technical support person. At August 31, 1997 the Company utilized 11 international distributors in nine geographic regions, including: the United Kingdom, Germany, France, Sweden, Korea, the Benelux region, Australia and South Africa. It is the responsibility of each sales team to manage all sales within its geographic territory by signing up, training, and managing a small number of sales agents, VARs, network service providers and outsourcers, as well as selling directly to customers. The Company generates sales through seminars, trade shows, Internet postings, press articles, referrals, mass mailings and cold calling as well as through relationships with sales agents, VARs, network service providers and outsourcers. Typically, the sales process encompasses an initial sales presentation, a proof-of-concept evaluation, a closing meeting and a purchasing process. The sales process typically takes 90 to 120 days. Add-on business to the customer base occurs as a result of customers increasing the size of their networks and customers wishing to utilize additional products offered by the Company.


     The Company distributes its products through a network of more than 15 VARs, and at August 31, 1997, the Company had relationships with over 20 network service providers. The network service providers offer the Company's products as part of their service offerings. At August 31, 1997, the Company also had eight joint marketing and development partners, including Ascend Communications, Inc., Bay Networks, Inc., Cabletron Systems, Inc., FORE Systems, Inc., NetScout Systems, Inc. and Newbridge Networks Corporation that work with the Company's direct sales force. The Company recently introduced a professional services referral program aimed at its key network consulting partners. Under this program, the Company will provide professional services through these partners directly to its customers.



     At August 31, 1997, the Company employed six marketing personnel who position, promote and market the Company's products. These individuals are engaged in a variety of activities, including direct marketing, public relations, tradeshows, advertising, Internet postings, and seminars. At August 31, 1997, the Company employed 34 sales personnel, consisting of three management personnel, 13 sales persons, 14 technical support persons and four inside sales persons.


PRODUCT DEVELOPMENT

     Management believes that the Company's future success depends in large part on its ability to continue to enhance existing products and develop new products that maintain technological competitiveness and deliver value to existing and new customers. The Company has made and intends to continue to make substantial investments in product development. Extensive product development input is obtained through customers and the Company's monitoring of end user needs and changes in the marketplace.

     The Company introduced the initial version of Network Health focused at the LAN and WAN environments in the first quarter of 1995. During 1996, the Company introduced three additional versions of Network Health -- Frame Relay, Router/Switch and Traffic Accountant. During July of 1997, the Company introduced its Network Health -- Server product. The Company is currently developing an enhanced version of Network Health. This version of the software is expected to significantly increase the number of network elements that can be managed from a single server, enhance the ability of large customers and network service providers to customize the reports generated by the products, and extend the operating systems supported by the products to include Windows NT. The Company intends to continue to enhance its current product line in the areas of scaleability, reporting options and types, and predictive analysis capabilities. The Company also plans to develop and deliver new products aimed at performance analysis and reporting for other networking, computing and application environments.


     The Company's total expenses for research and development for the years 1994, 1995 and 1996 and the six months ended June 30, 1997 were $2.4 million, $2.4 million, $3.9 million and $2.1 million, respectively. The Company anticipates that it will continue to commit substantial resources to research and development in the future and that product development expenses may increase in absolute dollars in future periods. To date, the Company's development efforts have not resulted in any capitalized software development costs. As of August 31, 1997, the Company's product development organization consisted of 40 people.

COMPETITION

     The market for the Company's products is highly competitive and subject to rapid technological change. Although the Company has experienced limited competition to date from products with comparable capabilities, the Company expects competition to increase in the future. The Company currently competes principally on the basis of: (i) the breadth of its products' features; (ii) the automated, scaleable, and cost effective nature of its products; and (iii) the Company's knowledge, expertise and service ability gained from years of close interaction with customers. While the Company believes that it currently competes favorably overall with respect to these factors, there can be no assurance that the Company will be able to continue to do so.

     The Company competes or may compete directly or indirectly with the following categories of companies: (i) other developers of network performance analysis and reporting solutions, such as Kaspia Systems, Inc., and report toolset vendors, such as Desktalk Systems, Inc.; (ii) large, well established networking OEMs such as International Business Machines Corporation, Hewlett-Packard Company, and Cabletron Systems, Inc. that have developed network management platforms; (iii) developers of network element management solutions such as Cisco Systems, Inc., 3Com Corporation and Bay Networks, Inc.; (iv) companies offering network performance reporting services such as International Network Services (INS); and (v) to a lesser degree, probe vendors such as NetScout Systems, Inc. Additional competitors, including large networking or telecommunications equipment manufactures, telecommunications service providers, and computer hardware and software companies, may enter this market, thereby further intensifying competition. Additionally, there can be no assurance that one or more of the Company's customers may not attempt to develop competing products internally or that one or more of the companies Concord has developed relationships with, such as the network management platform developers and probe vendors, will not try to develop a product that competes more directly with Network Health.

     Many of the Company's current and prospective competitors have significantly greater financial, selling and marketing, technical and other resources than the Company. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. Moreover, these companies may introduce additional products that are competitive with or better than those of the Company or may enter into strategic relationships to offer better products than those currently offered by the Company. There can be no assurance that the Company's products would effectively compete with such new products.

     To remain competitive, the Company must continue to invest in research and development, selling and marketing, and customer service and support. In addition, as the Company enters new markets and utilizes different distribution channels, the technical requirements and levels and bases of competition may be different than those experienced in the Company's current market. There can be no assurance that the Company will be able to successfully compete against either current or potential competitors in the future. See "Risk Factors -- Competition; New Entrants."

PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights in its products. The Company has four issued U.S. patents, three pending U.S. patent applications and various foreign counterparts. There can be no assurance that patents which have been or may be issued will not be challenged, invalidated or circumvented, or any rights thereunder will provide protection of the Company's intellectual property rights. The Company believes that, because of the rapid pace of technological change in the software and data communications industries, the legal intellectual property protection for its products is a less significant factor in the Company's success than the knowledge, abilities and experience of the Company's employees, the frequency of its product enhancements, the effectiveness of its marketing activities and the timeliness and quality of its support services. See "Risk Factors -- Uncertain Protection of Intellectual Property Rights." Certain technologies used in the Company's products are licensed from third parties, including the database technology employed in the Company's Network Health product family. Such third-party licenses are generally non-exclusive, royalty based licenses. With respect to the database technology, the Company is obligated to make minimum fixed price payments to the extent that the royalty under such license does not exceed a certain minimum threshold. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all.

EMPLOYEES


     As of August 31, 1997, the Company had a total of 104 employees, all but two of whom were based in the United States. Of the total, 40 were in research and development, 10 were in customer support, 34 were in sales, six were in marketing, and 14 were in finance, administration and operations. The Company's future performance depends in significant part upon the continued service of its key engineering, technical support and sales personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel in the future. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors -- Management of Growth; Dependence Upon Key Personnel."


FACILITIES

     The Company's corporate office and principal facility is located in Marlboro, Massachusetts. Under an amendment signed in March of 1997, the Company increased space under lease in this facility from 20,000 to 30,000 square feet. The amended lease expires in June of 2002. This facility accommodates finance, administration and operations, research and development, customer support and marketing. The Company also leases, on a short term basis, sales office space in Dallas, Texas and London, England. The Company believes that its current facilities will meet its needs through at least the next 12 months.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation that it believes could have a material adverse effect on the business, results of operations and financial condition of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of the Company and their ages as of August 31, 1997 are as follows:


                   NAME                     AGE                     POSITION
------------------------------------------  ---    -------------------------------------------
John A. Blaeser...........................  55     Chief Executive Officer, President and
                                                   Director
Kevin J. Conklin..........................  44     Vice President, Marketing
Ferdinand Engel...........................  49     Vice President, Engineering
Gary E. Haroian...........................  45     Vice President, Finance and Administration,
                                                   Chief Financial Officer, Clerk and
                                                   Treasurer
Daniel D. Phillips, Jr....................  43     Vice President, Worldwide Sales
Frederick W.W. Bolander(1)................  35     Director
Richard M. Burnes, Jr.(1)(2)..............  56     Director
Robert C. Hawk............................  57     Director
John Robert Held(1).......................  59     Director
Deepak Kamra(2)...........................  40     Director
Robert M. Wadsworth(1)....................  37     Director

---------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     John A. Blaeser has been Chief Executive Officer and President of the Company since January 1, 1996 and a Director of the Company since 1985. Prior to joining the Company, from 1991 until 1996, Mr. Blaeser was Managing General Partner of EG&G Venture Management, a venture capital firm. Mr. Blaeser is also a Director of Datawatch Corp.

     Kevin J. Conklin has been Vice President, Marketing, of the Company since March 1994. Prior to joining Concord, Mr. Conklin was Vice President of Product Marketing and Development at Artel Communications from June 1993 until joining Concord in March 1994, and from July 1991 to June 1993 Mr. Conklin served as Director of Marketing at Artel Communications.

     Ferdinand Engel has been the Vice President, Engineering of the Company since 1989. Prior to joining Concord, Mr. Engel was Vice President, Engineering for Technology Concepts at Bell Atlantic.

     Gary E. Haroian has been the Vice President, Finance and Administration and Chief Financial Officer of the Company since February 1997, and also serves as Clerk and Treasurer of the Company. Prior to joining the Company, Mr. Haroian was President and Chief Executive Officer of Stratus Computer. At Stratus, Mr. Haroian held the positions of Controller from 1983 until 1985, Vice President and Chief Financial Officer from 1985 until 1991, Vice President, Corporate Operations, from 1991 until 1993, Executive Vice President from 1993 until 1994, and President and Chief Operating Officer from 1994 until 1996.

     Daniel D. Phillips, Jr. has been Vice President, Worldwide Sales, of the Company since May 1994. Prior to joining Concord, Mr. Phillips was Vice President, Worldwide Sales, of Epoch Systems. While at Epoch Systems from September 1989 until May 1994, Mr. Phillips also held the positions of Vice President, International and OEM Operations, and Director of International Operations.

     Frederick W.W. Bolander has been a Director of the Company since April 1995. Mr. Bolander has been associated with Apex Investment Partners, a venture capital firm and an affiliate of the Company, in various capacities since October 1994 and has been a General Partner of the firm since April 1996. From May 1993 to September 1993, Mr. Bolander was a Consultant to the African Communications Group, a venture capital and project management firm, and from September 1985 to September 1992, Mr. Bolander held the position of Manager for AT&T Corporation.

     Richard M. Burnes, Jr. has been a Director of the Company since December 1995. Mr. Burnes has been a General Partner of Charles River Ventures, a venture capital firm and an affiliate of the Company, since 1970.

     Robert C. Hawk has been a Director of the Company since December 1996. Mr. Hawk has served as President of Hawk Communications since April 1997. Prior to joining Hawk Communications, Mr. Hawk served as President and Chief Executive Officer of US WEST Multimedia Communications, Inc. from April 1996 until April 1997, and from 1988 until April 1996 as President of the Carrier Division of U S WEST Communications, Inc. Mr. Hawk is also a director of DIVA Communications, PairGain Technologies, Xylan Corp. and Premisys Communications.

     John Robert Held has been a Director of the Company since December 1996. Previously, Mr. Held had served as President of Chipcom Corporation from 1988 until 1995. Mr. Held is also a Director of Brown & Sharpe Manufacturing Company.

     Deepak Kamra has been a Director of the Company since November 1993. Mr. Kamra has been associated with Canaan Partners, a venture capital firm and an affiliate of the Company, since March 1991 and a General Partner of the firm since March 1995. Prior to joining Canaan Partners, Mr. Kamra was the General Manager, National Sales Force, of Aspect Telecommunications, a telecommunications equipment company. Mr. Kamra is also a Director of Hello Direct.

     Robert M. Wadsworth has been a Director of the Company since April 1993. Mr. Wadsworth has been Vice President of Hancock Venture Partners, Inc. since April 1990, and Managing Director of HVP Partners, LLC since January 1997.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

     Upon the closing of the offering, the Company's Board of Directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. Messrs. Hawk and Held will serve in the class the term of which expires in 1998; Messrs. Bolander, Kamra and Wadsworth will serve in the class the term of which expires in 1999; and Messrs. Blaeser and Burnes will serve in the class the term of which expires in 2000. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three-year term at the next succeeding annual meeting of stockholders. The Company's classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. See "Description of Capital Stock -- Massachusetts Law and Certain Provisions of the Company's Restated Articles of Organization and By-Laws."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee consists of Messrs. Burnes and Kamra. The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

     The Compensation Committee consists of Messrs. Bolander, Burnes, Held and Wadsworth. The Compensation Committee will review and evaluate the compensation and benefits of all officers of the Company, review general policy matters relating to compensation and benefits of employees of the Company and make recommendations concerning these matters to the Board of Directors. The Compensation Committee also will administer the Company's stock option and stock purchase plans. See "-- Equity Plans."

DIRECTOR COMPENSATION

     Directors who are not employees of the Company (also referred to as "outside directors"), who currently consist of Messrs. Bolander, Burnes, Hawk, Held, Kamra and Wadsworth, do not receive an annual retainer or any fees for attending regular meetings of the Board of Directors. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are also eligible for participation in the Company's 1997 Non-Employee Director Stock Option Plan. See "-- Equity Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee reviews and approves compensation and benefits for the Company's key executive officers, administers the Company's stock purchase and stock option plans and makes recommendations to the Board regarding such matters. The Compensation Committee is comprised of Frederick W.W. Bolander, Richard M. Burnes, Jr., John Robert Held and Robert M. Wadsworth. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned by John A. Blaeser, the Company's Chief Executive Officer and President, and the Company's three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company in fiscal 1996. No other executive officer of the Company received salary and bonus of $100,000 or more in fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                      ------------------
                                                                            AWARDS
                                                      ANNUAL              SECURITIES
                                                  COMPENSATION(1)         UNDERLYING
                                      FISCAL    -------------------        OPTIONS            ALL OTHER
   NAME AND PRINCIPAL POSITION(2)      YEAR      SALARY    BONUS(3)   (NO. OF SHARES)(4)   COMPENSATION(5)
------------------------------------  -------   --------   --------   ------------------   ---------------
John A. Blaeser.....................   1996     $175,000   $ 87,500         647,017            $    --
  Chief Executive Officer and
     President
Ferdinand Engel.....................   1996     $156,489   $ 82,500         223,352            $ 1,197
  Vice President, Engineering
Kevin J. Conklin....................   1996     $119,999   $ 44,450         123,384            $   977
  Vice President, Marketing
Daniel D. Phillips, Jr..............   1996     $137,417   $110,708         214,269                 --
  Vice President, Worldwide Sales

---------------


(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance or other benefits which are available to all salaried employees of the Company, and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.


(2) Mr. Haroian, the Vice President, Finance and Administration, Chief Financial Officer, Clerk and Treasurer of the Company, who joined the Company in February 1997, would be among the five most highly compensated individuals had he been with the Company during fiscal 1996. Mr. Haroian's base salary is $156,000; upon joining the Company, he also received a stock option to purchase 136,250 shares of Common Stock at an exercise price of $1.90 per share.

(3) Represents bonuses earned in 1996 for services rendered in 1996. Mr. Phillips' bonus amount represents commissions earned in 1996 on the shipment of product.



(4) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996 to its executive officers. Options granted to the Named Executive Officers were granted at fair market value as determined by the Board of Directors based on all factors available to them on the grant date. These factors included the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the possibility of an initial public offering by the Company and market prices of publicly traded common stocks of comparable companies in recent periods.



(5) The Company paid insurance premiums for disability insurance coverage for Messrs. Engel and Conklin.


     The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during the year ended December 28, 1996 by the Company to each of the Named Executive Officers:

                        OPTION GRANTS DURING FISCAL 1996

                                                                                                POTENTIAL
                                                                                               REALIZABLE
                                                                                                VALUE AT
                                                 INDIVIDUAL GRANTS                           ASSUMED ANNUAL
                             ----------------------------------------------------------      RATES OF STOCK
                             NUMBER OF       PERCENT OF                                           PRICE
                             SECURITIES         TOTAL                                       APPRECIATION FOR
                             UNDERLYING    OPTIONS GRANTED    EXERCISE OR                    OPTION TERM(2)
                              OPTIONS      TO EMPLOYEES IN    BASE PRICE/    EXPIRATION    -------------------
         NAME(3)              GRANTED        FISCAL 1996       SHARE(1)         DATE         5%         10%
--------------------------   ----------    ---------------    -----------    ----------    -------    --------
John A. Blaeser...........     547,017                           $0.10          1/1/04     $26,118    $ 62,556
                               100,000                            0.90         11/1/04      42,971     102,923
                               -------         ------                          -------     -------    --------
     Total................     647,017          34.4%                                      $69,089    $165,479
Ferdinand Engel...........     198,352                           $0.10          1/1/04     $ 9,470    $ 22,683
                                12,500                            0.10          5/1/04         597       1,429
                                12,500                            0.40         10/1/04       2,387       5,718
                               -------         ------                          -------     -------    --------
     Total................     223,352          11.9%                                      $12,454    $ 29,830
Kevin J. Conklin..........     110,884                           $0.10          1/1/04     $ 5,294    $ 12,681
                                12,500                            0.40         10/1/04       2,387       5,718
                               -------         ------                          -------     -------    --------
     Total................     123,384           6.6%                                      $ 7,681    $ 18,399
Daniel D. Phillips, Jr....     201,769                           $0.10          1/1/04     $ 9,634    $ 23,074
                                12,500                            0.40         10/1/04       2,387       5,718
                               -------         ------                          -------     -------    --------
     Total................     214,269          11.4%                                      $12,021    $ 28,792

---------------


(1) All options were incentive stock options and were granted pursuant to the Company's 1995 Stock Plan at not less than fair market value as determined by the Board of Directors of the Company as of the date of grant. Options vest in installments over a period of four years with 25% of the options vesting twelve months from the date of grant and the remaining options vesting quarterly on an equal basis over a three year period. The options expire eight years from the date of grant. No stock options have been exercised by these executive officers subsequent to December 28, 1996, except that on July 31, 1997, Mr. Engel exercised an option for 30,000 shares of Common Stock at $.10 per share and Mr. Phillips exercised an option for 94,367 shares of Common Stock at $.10 per share and on August 29, 1997, Mr. Engel exercised an option for 20,000 shares at $.10 per share.



(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the time of such exercise and the future performance of the Company's Common Stock.


(3) Mr. Haroian, who joined the Company in 1997, was granted an option to purchase 136,250 shares of Common Stock at an exercise price per share of $1.90.


     The following table provides information regarding unexercised stock options held as of December 28, 1996 by each of the Named Executive Officers. Such persons did not exercise any stock options in fiscal 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                SHARES OF COMMON STOCK             VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                  OPTIONS AT YEAR-END             OPTIONS AT YEAR-END(1)
                                             -----------------------------     -----------------------------
                  NAME                       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------------------    -----------     -------------     -----------     -------------
John A. Blaeser..........................       31,453          615,564          $56,615        $ 1,028,017
Ferdinand Engel..........................       36,327          187,025           65,389            332,895
Kevin J. Conklin.........................       17,715          105,669           31,886            186,456
Daniel D. Phillips, Jr...................       31,315          182,954           56,366            325,569

---------------


(1) There was no public trading market for the Common Stock as of December 28, 1996. Accordingly, these values have been calculated by determining the difference between the fair market value of the securities underlying the option as of December 28, 1996 ($1.90 per share as determined by the Board of Directors) and the exercise price of the Named Executive Officer's options. In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with technology companies. The actual realizable value of the options based on the price to the public in the Offering may substantially exceed the potential realizable value shown in the table.


     EQUITY PLANS


     1995 Stock Plan. The Company has granted incentive stock options ("ISOs") and non-qualified stock options ("NQOs") (collectively, "Stock Options") to directors, officers and other employees of and consultants to the Company under its 1995 Stock Plan (the "1995 Plan"). The 1995 Plan is administered by the Board of Directors. Pursuant to the terms of the 1995 Plan, Stock Options granted under the 1995 Plan are exercisable within eight years of the original grant date and generally vest over a period of four years from the date of grant. Under the 1995 Plan, as of August 31, 1997, Stock Options to purchase 2,467,402 shares of Common Stock, at a weighted average exercise price of $0.95 per share, have been granted, of which Stock Options to purchase 336,932 shares of Common Stock have been exercised and Stock Options to purchase 113,156 shares of Common Stock have been canceled. Upon the consummation of a "change in control" of the Company, each employee's stock option agreement provides for the acceleration of vesting of the option by eighteen months. The 1995 Plan will be terminated upon completion of the offering and the Company will adopt the 1997 Stock Plan.


     1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") was adopted by the Board of Directors in July 1997 and, subject to stockholder approval, is expected to be put in place by the Company upon completion of this offering. Under the terms of the 1997 Plan, the Company will be authorized to grant ISOs and NQOs (as well as awards of stock ("Awards") and opportunities to make direct purchases of stock ("Purchases")) to directors, officers and other employees of and consultants to the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the 1997 Plan is 750,000.

     The 1997 Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1997 Plan, the Compensation Committee will have the authority to select the optionees and determine the terms of the Stock Options, Awards and Purchases granted under the 1997 Plan, including: (i) the time or times at which Stock Options, Awards and Purchases may be granted; (ii) whether Stock Options granted will be ISOs or NQOs; (iii) the number of shares subject to each Stock Option, Award or Purchase; (iv) when each Stock Option becomes exercisable; (v) the exercise price of the Stock Option, which in the case of an ISO cannot be less than the fair market value of the Common Stock as of the date of grant, or not less than 110% of the fair market value in the case of ISOs granted to an employee or officer holding 10% or more of the voting stock of the Company; (vi) the duration of the Stock Option; and (vii) the time, manner and form of payment upon exercise of a Stock Option. A Stock Option shall not be transferable by the recipient except by will or by the laws of descent and distribution, or in the case of NQOs, only to the extent set forth in the agreement relating to such option or pursuant to a valid domestic relations order. Generally, no ISO may be exercised more than 60 days following termination of employment and no Stock Options may be exercised following termination of employment for cause. However, in the event that termination is due to death or disability, the Stock Option is exercisable for a maximum of 180 days after such termination. To date, no Stock Options have been granted pursuant to the 1997 Plan.

     1997 Employee Stock Purchase Plan. The form of 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in July 1997 and is expected to be put in place by the Company upon completion of the offering. The 1997 Purchase Plan will provide for the issuance of a maximum of 375,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.


     The 1997 Purchase Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company who have completed more than 180 days of employment and whose customary employment is more than 20 hours per week and for more than five months in any calendar year will be eligible to participate in the 1997 Purchase Plan. Employees who would own five percent or more of the total combined voting power or value of the Company's stock immediately after the grant and non-employee directors may not participate in the 1997 Purchase Plan. To participate in the 1997 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month payment periods (the "Payment Period"). The first Payment Period will begin on the day that the offering is commenced and will end on April 30, 1998. Thereafter, the Payment Periods will commence on May 1 and November 1 of each year, but in no case shall an employee be entitled to purchase more than 20,000 shares in any one Payment Period. The exercise price for the option granted in each Payment Period shall be 85% of the lesser of the market price of the Common Stock on the first or last business day of the Payment Period. If an employee is not a participant on the last day of the Payment Period, such employee shall not be entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1997 Purchase Plan shall not be transferable by a participant except by will or by the laws of descent and distribution. An employee's rights under the 1997 Purchase Plan shall terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1997 Purchase Plan.


     1997 Non-Employee Director Stock Option Plan. The form of 1997 Non-Employee Director Stock Option Plan (the "Directors Plan"), providing for the annual grant of stock options to purchase shares of Common Stock to outside directors, was adopted by the Board of Directors in July 1997. A total of 95,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

     The Directors Plan will be administered by the Compensation Committee of the Board of Directors. Under the Directors Plan, following completion of the offering, each new eligible director will be granted an option to purchase 7,500 shares of Common Stock upon the later of the adoption of the plan or the director's first appointment or election to the Board of Directors and starting with the 1998 Annual Meeting of Stockholders of the Company, each eligible director shall be automatically granted an option to purchase 1,875 shares of Common Stock each year following the final adjournment of the Company's Annual Meeting of Stockholders.

     The exercise price of options granted under the Directors Plan will be 100% of the fair market value per share of the Common Stock on the date the option is granted. Options initially granted to each director under the Directors Plan will become exercisable over a four-year period from the date of grant. The options will expire on the tenth anniversary of the grant date. If an optionee ceases to be a director of the Company after his or her option becomes fully exercisable, the option will remain exercisable in accordance with its terms. If an optionee ceases to be a director of the Company for any reason prior to the time his or her option becomes fully exercisable, the option will terminate with respect to the shares as to which the option is not then exercisable and any portion of his or her option which is vested but has not been exercised may be exercised within sixty days of the date such director ceased to be a director. In the event of a merger, consolidation or similar corporate transaction, the vesting of all outstanding options under the Directors Plan will be accelerated so that all outstanding options are vested and exercisable in full prior to the consummation of such transaction. If such options are not exercised prior to the consummation of such transaction, and are not assumed or replaced by the successor entity, such options will terminate.

401(k) PROFIT SHARING PLAN

     The Company has a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering Company employees who have completed six consecutive months of service with the Company, are over 21 years of age and elect to participate in the 401(k) Plan. Under the 401(k) Plan, participants may elect to defer a portion of their compensation, subject to certain limitations. In addition, at the discretion of the Board of Directors, the Company may make profit sharing contributions into the 401(k) Plan. During 1996, the Company did not contribute to the 401(k) Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into a Management Change in Control Agreement (the "Management Agreements") with each of John A. Blaeser, Kevin J. Conklin, Ferdinand Engel, Gary E. Haroian and Daniel D. Phillips, Jr. Pursuant to the terms of the Management Agreements, each of the foregoing management members (other than Mr. Blaeser) is entitled to receive a single severance payment in cash in an amount equal to six months' base annual salary (and equal to twelve months' base annual salary in the case of Mr. Blaeser) if any such management member is terminated by the Company without cause or such management member voluntarily terminates his employment with the Company for "good reason" (each a "Termination Event"), in each case within six months of a change in control of the Company. In addition, effective upon a change in control of the Company, the vesting date for each such management member's unvested options shall be accelerated by a period of 24 months. If within 24 months of a change in control of the Company there is a Termination Event, all of such management member's remaining unvested options shall become fully vested. Each such management member has entered into a non-competition agreement with the Company pursuant to which each such management member has agreed following a change in control of the Company not to compete with the Company for a period of six months if such management member has been terminated with or without cause by the Company or has voluntarily terminated his employment for "good reason."

     In addition, certain of John A. Blaeser's option agreements provide for automatic acceleration of all of his unvested options following a merger, consolidation, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or if he is no longer a director of the Company, other than by reason of death, disability, or resignation.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Restated By-Laws of the Company (the "Restated By-Laws") and the Restated Articles of Organization of the Company provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the Restated By-Laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company intends to obtain insurance which insures the directors and officers of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such directors and officers. In addition, the Restated Articles of Organization of the Company provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Massachusetts Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to the Company, such relief may be difficult to obtain or, if obtained, may not adequately compensate the Company for its damages.

     The Company intends to enter into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Restated By-Laws and to provide additional procedural protections. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of September 1, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; (ii) each of the Company's directors; (iii) each Named Executive Officer (see "Management -- Executive Compensation"); (iv) all executive officers and directors as a group; and (v) each Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or that are or may become exercisable within 60 days of September 1, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.



                                            BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING(1)                  BENEFICIAL OWNERSHIP
                                           -----------------------                AFTER OFFERING(1)(2)
                                           NUMBER OF                  SHARES     -----------------------
        NAME OF BENEFICIAL OWNER            SHARES      PERCENTAGE    OFFERED     NUMBER      PERCENTAGE
-----------------------------------------  ---------    ----------    -------    ---------    ----------
Charles River Partnership VII,
  Limited Partnership(3).................  1,960,785       21.3%        --       1,960,785       17.0%
Apex Investment Fund II, L.P.(4).........  1,569,335       17.0%        --       1,569,335       13.6%
Canaan Ventures II Offshore C.V.(5)......    821,033        8.9%        --         821,033        7.1%
Hancock Venture Partners, Inc.(6)........    724,999        7.9%        --         724,999        6.3%
The Productivity Fund II, L.P.(7)........    628,167        6.8%        --         628,167        5.5%
Bay Partners IV(8).......................    576,901        6.3%        --         576,901        5.0%
Bay Partners SBIC, L.P.(9)...............    576,901        6.3%        --         576,901        5.0%
California BPIV, L.P.(10)................    576,901        6.3%        --         576,901        5.0%
Pioneer Capital Corporation(11)..........    567,220        6.2%        --         567,220        4.9%
Pioneer Ventures Limited
  Partnership(12)........................    567,220        6.2%        --         567,220        4.9%
Canaan Ventures II Limited
  Partnership(13)........................    520,525        5.7%        --         520,525        4.5%
B.U.N.P..................................    216,768        2.4%      216,768       --             *
Massachusetts Technology Development
  Corporation............................    321,854        3.5%      162,812      159,042        1.7%
First Century Partnership III............     57,609         *         57,609       --             *
Harvest Ventures, Inc.(14)...............     43,207         *         43,207       --             *
TVM Techno Venture Enterprises No. 1
  Limited Partnership....................     43,207         *         43,207       --             *
Grace Ventures Corp......................     28,388         *         28,388       --             *
Kanematsu USA Inc........................     19,203         *          9,603        9,600         *
Kanematsu Electronics Ltd................     19,203         *         19,203       --             *
Kanematsu Corporation....................     19,203         *         19,203       --             *
John A. Blaeser(15)......................    295,347        3.1%        --         295,347        2.5%
Kevin J. Conklin(16).....................     82,196         *          --          82,196         *
Ferdinand Engel(17)......................    115,239        1.2%        --         115,239        1.0%
Daniel D. Phillips, Jr.(18)..............    107,930        1.2%        --         107,930         *
Frederick W.W. Bolander(19)..............      7,500         *          --           7,500         *
Richard M. Burnes, Jr.(20)...............  1,960,785       21.3%        --       1,960,785       17.0%
Robert Hawk(21)..........................     20,000         *          --          20,000         *
John Robert Held(22).....................     20,000         *          --          20,000         *
Deepak Kamra(23).........................  1,345,308       14.6%        --       1,345,308       11.7%

                                            BENEFICIAL OWNERSHIP
                                            PRIOR TO OFFERING(1)                  BENEFICIAL OWNERSHIP
                                           -----------------------                AFTER OFFERING(1)(2)
                                           NUMBER OF                  SHARES      ----------------------
        NAME OF BENEFICIAL OWNER            SHARES      PERCENTAGE    OFFERED     NUMBER      PERCENTAGE
-----------------------------------------  ---------    ----------    -------     -------     ----------
Robert Wadsworth(24).....................    732,499        8.0%        --         732,499        6.4%
All executive officers and directors as
  a group (11 persons)(25)...............  4,686,804       48.6%        --       4,686,804       39.3%


---------------

* Indicates less than one percent.

(1) Assumes conversion of all of the Company's outstanding shares of Preferred Stock into Common Stock.

(2) Assumes that the Underwriters' over-allotment option to purchase up to 435,000 shares from the Company is not exercised.

(3) The address of Charles River Partnership VII, Limited Partnership is 1000 Winter Street, Suite 3300, Waltham, MA 02154.

(4) The address of Apex Investment Fund II, L.P. is 233 South Wacker Drive, Suite 9500, Chicago, IL 60606.

(5) The address of Canaan Ventures II Offshore C.V. is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.


(6) Consists of the shares described in Note (24) below which may be deemed to be beneficially owned by Hancock Venture Partners, Inc. ("HVP"). HVP is a General Partner of Back Bay Partners L.P. II, which is the General Partner of John Hancock Venture Capital Fund Limited Partnership II, and is also a General Partner of Back Bay Partners L.P., which is the General Partner of Evergreen I Limited Partnership. HVP has sole voting and investment power over the shares of Common Stock owned by John Hancock Venture Capital Fund Limited Partnership II and Evergreen I Limited Partnership. HVP disclaims beneficial ownership of all such shares. HVP's address is One Financial Center, 44th Floor, Boston, MA 02111.


(7) The address of The Productivity Fund II, L.P. is 233 South Wacker Drive, Suite 9500, Chicago, IL 60606.

(8) Includes 192,301 and 30,769 shares of Common Stock held of record by Bay Partners SBIC, L.P. and California BPIV, L.P., respectively, which may be deemed to be beneficially owned by Bay Partners IV by virtue of its relationship to such entities. The address of Bay Partners IV is 10600 N. DeAnza Blvd., Suite 100, Cupertino, CA 95014.

(9) Includes 353,831 and 30,769 shares of Common Stock held of record by Bay Partners IV and California BPIV, L.P., respectively, which may be deemed to be beneficially owned by Bay Partners SBIC, L.P. by virtue of its relationship to such entities. The address of Bay Partners SBIC, L.P. is 10600 N. DeAnza Blvd., Suite 100, Cupertino, CA 95014.

(10) Includes 353,831 and 192,301 shares of Common Stock held of record by Bay Partners IV and Bay Partners SBIC, L.P., respectively, which may be deemed to be beneficially owned by California BPIV, L.P. by virtue of its relationship to such entities. The address of California BPIV, L.P. is 10600 N. DeAnza Blvd., Suite 100, Cupertino, CA 95014.

(11) Includes 564,833 shares of Common Stock held of record by Pioneer Ventures Limited Partnership which may be deemed to beneficially owned by Pioneer Capital Corporation by virtue of its relationship to such entity. The address of Pioneer Capital Corporation is 60 State Street, Boston, MA 02109.

(12) Includes 2,387 shares of Common Stock held of record by Pioneer Capital Corporation which may be deemed to beneficially owned by Pioneer Ventures Limited Partnership by virtue of its relationship to such entity. The address of Pioneer Ventures Limited Partnership is 60 State Street, Boston, MA 02109.

(13) The address of Canaan Ventures II Limited Partnership is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

(14) Consists of 5,761 shares of Common Stock held of record by ASEA-Harvest Partners I, 1,440 shares of Common Stock held of record by BCC Capital Corporation, 7,777 shares of Common Stock held of record by European Development Capital Limited Partnership, 4,321 shares of Common Stock held of record by Nordic Investors Limited, 11,523 shares of Common Stock held of record by NORO Venture Partners IV, 2,880 shares of Common Stock held of record by Campanius Harvest Partners I, 2,880 shares of Common Stock held of record by WFG-Harvest Partners and 6,625 shares of Common Stock held of record by 767 VCI Ventures NV, all of which may be deemed to be beneficially owned by Harvest Partners, Inc. by virtue of its relationship to such entities.



(15) Includes 278,800 shares of Common Stock issuable upon exercise of options granted to Mr. Blaeser.



(16) All such shares of Common Stock are issuable upon exercise of options granted to Mr. Conklin.



(17) Includes 65,239 shares of Common Stock issuable upon exercise of options granted to Mr. Engel.



(18) Includes 13,563 shares of Common Stock issuable upon exercise of options granted to Mr. Phillips.


(19) Consists of shares of restricted stock which vest over a period of four years. The Company has a right of repurchase with respect to these shares upon certain events.

(20) Consists of 1,960,785 shares of Common Stock held of record by Charles River Partnership VII, Limited Partnership which Mr. Burnes may be deemed to beneficially own. Mr. Burnes, a director of the Company, is a General Partner of Charles River Ventures, the General Partner of Charles River Partnership VII, Limited Partnership. Mr. Burnes disclaims beneficial ownership of all such shares.

(21) Consists of shares of restricted stock which vest over a period of four years. The Company has a right of repurchase with respect to these shares upon certain events.

(22) Consists of shares of restricted stock which vest over a period of four years. The Company has a right of repurchase with respect to these shares upon certain events.


(23) Includes 520,525 and 821,033 shares of Common Stock held of record by Canaan Ventures II Limited Partnership and Canaan Ventures II Offshore C.V., respectively, which Mr. Kamra may be deemed to beneficially own. Mr. Kamra, a director of the Company, is a General Partner of Canaan Venture Partners II, L.P., the General Partner of Canaan Ventures II Limited Partnership and Canaan Ventures II Offshore C.V. Mr. Kamra disclaims beneficial ownership of all such shares. Also includes 3,750 shares of restricted stock which vest over a period of four years. The Company has a right of repurchase with respect to these 3,750 shares upon certain events.


(24) Includes 202,855 and 522,144 shares of Common Stock held of record by Evergreen I Limited Partnership and John Hancock Venture Capital Fund Limited Partnership II, respectively, which Mr. Wadsworth may be deemed to beneficially own. Mr. Wadsworth, a director of the Company, is the Managing Director of HVP, a General Partner of the General Partner of each of these entities. Mr. Wadsworth disclaims beneficial ownership of all such shares. Also includes 7,500 shares of restricted stock which vest over a period of four years. The Company has a right of repurchase with respect to these shares upon certain events. See Note (6).


(25) Includes 430,759 shares of Common Stock issuable upon exercise of options.

                              CERTAIN TRANSACTIONS


     In December 1994, the Company issued 1,470,595 shares (without giving effect to a one-for-three reverse stock split in December 1995) of Series A Convertible Preferred Stock at $1.36 per share in a private placement transaction. In February and March of 1995, the Company issued an additional aggregate of 703,892 shares (without giving effect to a one-for-three reverse stock split in December 1995) of its Series A Convertible Preferred Stock at $1.36 per share and 427,080 shares (without giving effect to a one-for-three reverse stock split in December 1995) of Common Stock at a price per share of $.10 in a private placement transaction. The following 5% stockholders, executive officers, directors and affiliated entities were purchasers of the Series A Convertible Preferred Stock and the Common Stock, in the respective amounts indicated (unless otherwise indicated, all share amounts indicate holdings of Series A Convertible Preferred Stock): Apex Investment Fund II, L.P. ("Apex") (369,633), The Productivity Fund II, L.P. ("Productivity") (147,854), Canaan Ventures II Limited Partnership ("Canaan II") (172,102), Canaan Ventures II Offshore C.V. ("Canaan Offshore") (271,459), Pioneer Ventures Limited Partnership ("Pioneer") (147,854), John Hancock Venture Capital Fund Limited Partnership II ("John Hancock") (133,068), Massachusetts Technology Development Corporation ("MTDC") (103,497), Evergreen I Limited Partnership ("Evergreen") (44,357), Battery Ventures, L.P. ("Battery") (73,927), B.U.N.P. (4,367, and an
additional 175,973 and 106,770 shares of Common Stock purchased by Trustees of Boston University but transferred to B.U.N.P.), H&Q Ventures IV (1,164), H&Q Ventures International C.V. (1,164), Hambrecht 1980 Revocable Trust (149), Bay Partners IV (323,790 and 196,457 shares of Common Stock), California BPIV, L.P. (28,156 and 17,083 shares of Common Stock), Bay Partners SBIC, L.P. (175,973 and 106,770 shares of Common Stock). Automatic conversion of each share of Series A Convertible Preferred Stock into 1.860721040 shares of Common Stock will occur immediately upon the consummation of this offering. As set forth elsewhere in this Prospectus, each share of Common Stock purchased in the above described transactions will be further adjusted through a one-for-two reverse stock split.



     In December 1995 and January 1996, the Company issued an aggregate of 4,460,789 shares of its Series B Convertible Preferred Stock at a price per share of $1.02 in a private placement transaction. In addition, certain holders of the Series A Convertible Preferred Stock exchanged their shares for 36,070 shares of the Company's Series A-1 Convertible Preferred Stock in December 1995 (the Series A Convertible Preferred Stock, the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock are referred to collectively as the "Preferred Stock"). The following holders of Series A Convertible Preferred Stock exchanged their shares for shares of Series A-1 Convertible Preferred Stock, in the respective amounts indicated: Grace Ventures Corp. (24,510), H&Q Ventures IV (1,353), H&Q Ventures International C.V. (1,353), Hambrecht 1980 Revocable Trust (174), and HLM Partners II, L.P. (8,680). The following 5% stockholders, executive officers, directors and affiliated entities were purchasers of the Series B Convertible Preferred Stock, in the respective amounts indicated: Charles River Partnership VII, Limited Partnership ("Charles River") (1,960,785), Apex (770,000), Productivity (308,432), Canaan II
(148,353), Canaan Offshore (234,000), Pioneer (245,098), John Hancock (191,177),
MTDC (98,040), Evergreen (63,726), Battery (147,059), B.U.N.P. (78,432), Bay
Partners IV (120,261), California BPIV, L.P. (10,458), Bay Partners SBIC, L.P. (65,360) and Anthony M. Helies (19,608). Automatic conversion of each share of the Series A-1 Convertible Preferred Stock and the Series B Convertible Preferred Stock into one share of Common Stock will occur immediately upon the consummation of this offering.



     The holders of the Preferred Stock are entitled to certain registration rights with respect to the shares of Common Stock issued or issuable upon conversion thereof. See "Shares Eligible for Future Sale -- Registration Rights." Mr. Burnes, a director of the Company, is affiliated with Charles River. Mr. Kamra, a director of the Company, is affiliated with Canaan II and Canaan Offshore. Mr. Wadsworth, a director of the Company, is affiliated with Evergreen and John Hancock. Mr. Bolander, a director of the Company, is affiliated with Apex and Productivity.


     The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of disinterested members of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering and the filing of the Company's Restated Articles of Organization (the "Restated Articles"), the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

COMMON STOCK


     As of August 31, 1997, there were 9,205,816 shares of Common Stock outstanding on a pro forma basis (giving effect to the 1-for-2 reverse stock split and the conversion of all outstanding Preferred Stock upon the closing of this offering), held of record by 263 stockholders. Based upon the pro forma number of shares outstanding as of that date and giving effect to the issuance of the 2,300,000 shares of Common Stock offered hereby, there will be 11,505,816 shares of Common Stock outstanding upon the closing of this offering.


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into shares of Common Stock. Thereafter, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS

     Following the offering, the Company expects that it will have more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) five percent or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. By a vote of a majority of its stockholders, the Company may elect not to be governed by Chapter 110F, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

     Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Board of Directors has opted out of the statute's coverage. The Company's Restated Articles do, however, contain provisions which give effect to Section 50A.

     The Restated By-Laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Restated By-Laws at any time to subject the Company to this statute prospectively.

     The Restated Articles require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

     The Restated By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided in certain circumstances that a ten-day notice rule applies. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The Restated By-Laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 40% of the voting power of the Company.

     The Restated Articles and the Restated By-Laws provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the Restated By-Laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company intends to obtain insurance which insures the directors and officers of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such directors and officers. In addition, the Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Massachusetts Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to the Company, such relief may be difficult to obtain or, if obtained, may not adequately compensate the Company for its damages.

     The Restated Articles provide that any amendment to the Restated Articles, the sale, lease or exchange of all or substantially all of the Company's property and assets, or the merger or consolidation of the Company into or with any other corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles have been met.

     In addition, the Restated Articles provide that shares of the Company's Preferred Stock may be issued in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "-- Preferred Stock".

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, LP.

LISTING


     The Common Stock has been approved for quotation on the Nasdaq National Market, upon completion of this offering, under the symbol "CCRD."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 11,505,816 shares of Common Stock outstanding (assuming no exercise of outstanding stock options). Of these shares, the 2,900,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


     The remaining 8,605,816 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, up to 618,384 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act; 480,570 of these 618,384 shares are subject to the lock-up agreements described below (the "Lock-up Agreements"). An additional 19,608 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144; none of these 19,608 shares are subject to the Lock-up Agreements. Of the remaining Restricted Shares, approximately 353,760 shares may be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus; 219,664 of these shares are subject to the Lock-up Agreements. Taking into consideration the effect of the Lock-up Agreements entered into by all officers and directors and certain stockholders of the Company, an additional 7,614,064 shares will become eligible for sale upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, subject to the provisions of Rules 144 and 701 under the Securities Act. Certain security holders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 115,058 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.


     Rule 701 under the Securities Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

STOCK OPTIONS


     As of August 31, 1997, options to purchase a total of 2,017,314 shares of Common Stock were outstanding and 1,636,391 of the shares issuable pursuant to such options are not yet exercisable. Holders of these options who own beneficially in the aggregate 430,759 have executed Lock-up Agreements. An additional 1,221,250 shares of Common Stock are available for future grants under the Company's stock option and stock purchase plans. See
"Management -- Equity Plans."


     The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans. The Company expects to file these registration statements approximately 30 days following the closing of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-Up Agreements, to the extent applicable. The Company intends to file a registration statement on Form S-8 to register all shares of Common Stock issuable pursuant to its 1997 Employee Stock Purchase Plan upon commencement of the offering.

LOCK-UP AGREEMENTS


     Certain security holders and all officers and directors of the Company, who in the aggregate hold 8,314,298 of the outstanding shares of Common Stock and optionholders who own beneficially in the aggregate 430,759 of the outstanding shares of Common Stock have agreed, pursuant to the Lock-up Agreements, that they will not, without the prior written consent of Montgomery Securities, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.


REGISTRATION RIGHTS


     Upon the expiration of contractual lock-up periods, certain security holders of the Company (the "Rights Holders") will be entitled to require the Company to register under the Securities Act the sale of up to a total of 925,743 shares of outstanding Common Stock (the "Registrable Shares") under the terms of certain agreements between the Company and the Rights Holders (the "Registration Agreements"). The Registration Agreements provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rights Holders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Rights Holders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), represented by Montgomery Securities, Robertson, Stephens & Company LLC and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") by and among the Company, the Selling Stockholders and the Underwriters, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares if they purchase any.

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    -------------------------------------------------------------------------   ---------
    Montgomery Securities....................................................
    Robertson, Stephens & Company LLC........................................
    Wessels, Arnold & Henderson, L.L.C.......................................

                                                                                ---------
         Total...............................................................   2,900,000
                                                                                =========

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than
$          per share, and the Underwriters may allow, and such dealers may
reallow, a concession of not more than $          per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 435,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     At the request of the Company, the Underwriters have reserved approximately 145,000 of the shares of Common Stock offered by the Company hereby for sale at the initial public offering price to directors, officers, employees and certain individuals associated with the Company, its directors, its officers or its employees. The number of shares of Common Stock available to the public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters and their employees and controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotments, entering stabilizing bids, effecting syndicate short covering transactions and penalty bids. An over-allotment means the confirming of sales of Common Stock in excess of the number of shares of Common Stock offered hereby. A stabilizing bid means the placing of any bid, or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate short covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may stabilize the market price of the Common Stock at a level above that which otherwise might prevail in the open market and, if commenced, may be discontinued at any time.


     Stockholders of the Company who will hold an aggregate of 8,314,298 of the outstanding shares of Common Stock of the Company following completion of this offering (plus 554,997 shares of Common Stock issuable upon the exercise of stock options that will have vested within 180 days from the date of this Prospectus), including all of the directors and executive officers of the Company, have agreed, subject to certain limited exceptions, that they will not, without the prior written consent of Montgomery Securities (which consent may be withheld in the sole discretion of Montgomery Securities), directly or indirectly, sell, offer, contract or grant any option to sell, make any short sale (including without limitation any "short vs. the box"), pledge, transfer, establish an open put equivalent position within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock, currently owned or hereafter acquired (excluding any shares of Common Stock purchased on the open market), either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such party, or publicly announce such party's intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed in the Underwriting Agreement that, during the period of 180 days after the date of this Prospectus, without the prior written consent of Montgomery Securities (which consent may be withheld in the sole discretion of Montgomery Securities), it will not issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable with the Company's Common Stock or other equity security, subject to certain limited exceptions. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. See "Shares Eligible for Future Sale."


     The Representatives have advised the Company that the Underwriters will not confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of five percent of the number of shares of Common Stock offered hereby.

     Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors expected to be considered in such negotiations are the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stocks of comparable companies in recent periods and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The Financial Statements of the Company as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 and as of June 30, 1997 and the six months then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at its regional offices in New York (Seven World Trade Center, New York, New York 10007) and in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611) and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission which can be accessed at http://www.sec.gov.

     The Company intends to furnish holders of its Common Stock offered hereby with annual reports containing financial statements audited by an independent accounting firm and with quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.

                          CONCORD COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Balance Sheets as of December 30, 1995, December 28, 1996, June 30, 1997 and Pro Forma
  June 30, 1997 (Unaudited)...........................................................  F-3
Statements of Operations for the Years Ended December 31, 1994, December 30, 1995 and
  December 28, 1996 and for the Six Months Ended June 30, 1996 (Unaudited) and 1997...  F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the
  Years Ended December 31, 1994, December 30, 1995 and December 28, 1996 and for the
  Six Months Ended June 30, 1997 and Pro Forma June 30, 1997 (Unaudited)..............  F-5
Statements of Cash Flows for the Years Ended December 31, 1994, December 30, 1995 and
  December 28, 1996 and for the Six Months Ended June 30, 1996 (Unaudited) and 1997...  F-6
Notes to Financial Statements.........................................................  F-7

After the reverse stock split discussed in Note 4 to the Concord Communications, Inc. financial statements is effected, we expect to be in a position to render the following audit report.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts

September 10, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Concord Communications, Inc.:

     We have audited the accompanying balance sheets of Concord Communications, Inc. (a Massachusetts corporation) as of December 30, 1995, December 28, 1996 and June 30, 1997, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 28, 1996 and the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concord Communications, Inc. as of December 30, 1995, December 28, 1996 and June 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 1996 and the six months ended June 30, 1997, in conformity with generally accepted accounting principles.

Boston, Massachusetts
August 1, 1997

                          CONCORD COMMUNICATIONS, INC.

                                 BALANCE SHEETS


                                                                                                         PRO FORMA
                                                                                                       JUNE 30, 1997
                                                             DECEMBER 30,  DECEMBER 28,    JUNE 30,     (UNAUDITED)
                                                                 1995          1996          1997       (NOTE 1(h))
                                                             ------------  ------------  ------------  -------------
                                                       ASSETS
Current Assets:
    Cash and cash equivalents............................... $  4,396,538  $  1,663,896  $  1,872,727  $  1,872,727
    Accounts receivable, net of allowance of approximately
      $130,000, $210,000, $280,000 and $280,000,
      respectively..........................................    1,018,802     2,273,255     1,701,180     1,701,180
    Prepaid expenses and other current assets...............      140,462       148,934        93,217        93,217
                                                             ------------  ------------  ------------  ------------
        Total current assets................................    5,555,802     4,086,085     3,667,124     3,667,124
                                                             ------------  ------------  ------------  ------------
Equipment and Improvements, at cost:
    Equipment...............................................    4,650,292     5,376,966     5,795,515     5,795,515
    Leasehold improvements..................................       70,862        78,759        85,957        85,957
                                                             ------------  ------------  ------------  ------------
                                                                4,721,154     5,455,725     5,881,472     5,881,472
    Less -- Accumulated depreciation and amortization.......    3,548,035     3,957,519     4,188,704     4,188,704
                                                             ------------  ------------  ------------  ------------
                                                                1,173,119     1,498,206     1,692,768     1,692,768
                                                             ------------  ------------  ------------  ------------
Deferred Financing Costs....................................           --            --       225,897       225,897
                                                             ------------  ------------  ------------  ------------
                                                             $  6,728,921  $  5,584,291  $  5,585,789  $  5,585,789
                                                             ============  ============  ============  ============
                                LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                             AND STOCKHOLDERS' DEFICIT
Current Liabilities:
    Accounts payable........................................ $  1,186,848  $  1,560,312  $  1,533,796  $  1,533,796
    Accrued expenses........................................      678,840     2,324,927     2,037,010     2,037,010
    Deferred revenue........................................      373,666     1,331,291     2,216,978     2,216,978
    Current portion of long-term debt.......................           --       257,000       346,763       346,763
                                                             ------------  ------------  ------------  ------------
        Total current liabilities...........................    2,239,354     5,473,530     6,134,547     6,134,547
                                                             ------------  ------------  ------------  ------------
Long-Term Debt..............................................           --       667,502       859,535       859,535
                                                             ------------  ------------  ------------  ------------
Commitments and Contingencies (Note 8)
Redeemable Convertible Preferred Stock:
    Series A, $.01 par value --
      Authorized -- 1,965,373 shares, none pro forma
      Issued and outstanding -- 1,940,863 shares, none pro
      forma recorded at redemption value....................    8,893,639     9,427,506     9,704,662            --
    Series A-1, $.01 par value --
      Authorized -- 212,044 shares, none pro forma
      Issued and outstanding -- 36,070 shares, none pro
      forma recorded at redemption value....................      169,399       179,106       184,257            --
    Series B, $.01 par value --
      Authorized -- 4,479,613 shares, none pro forma
      Issued and outstanding -- 4,460,789 shares, none pro
      forma recorded at redemption value....................    4,552,617     4,871,117     5,030,367            --
                                                             ------------  ------------  ------------  ------------
        Total redeemable convertible preferred stock........   13,615,655    14,477,729    14,919,286            --
                                                             ------------  ------------  ------------  ------------
Stockholders' Deficit --
    Preferred Stock, $.01 par value --
      Authorized -- 1,000,000 shares
      Issued and outstanding -- none........................           --            --            --            --
    Common stock, $.01 par value -- Authorized -- 50,000,000
      shares Issued and outstanding -- 760,345, 844,482,
      909,465 and 9,017,723 shares, respectively............        7,603         8,445         9,095        90,177
    Additional paid-in capital..............................   18,089,332    18,097,045    18,351,768    33,189,972
    Deferred compensation...................................           --            --      (140,508)     (140,508)
    Accumulated deficit.....................................  (27,223,023)  (33,139,960)  (34,547,934)  (34,547,934)
                                                             ------------  ------------  ------------  ------------
        Total stockholders' deficit.........................   (9,126,088)  (15,034,470)  (16,327,579)   (1,408,293)
                                                             ------------  ------------  ------------  ------------
                                                             $  6,728,921  $  5,584,291  $  5,585,789  $  5,585,789
                                                             ============  ============  ============  ============


   The accompanying notes are an integral part of these financial statements.

                          CONCORD COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED                       SIX MONTHS ENDED
                                   ------------------------------------------   -------------------------
                                   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,                   JUNE 30,
                                       1994           1995           1996         JUNE 30,        1997
                                   ------------   ------------   ------------       1996       ----------
                                                                                ------------
                                                                                (UNAUDITED)
Revenues:
     License revenues............  $  3,416,229   $  3,443,040   $  7,844,523   $  2,981,941   $6,889,982
     Service revenues............       648,533        911,964      1,162,242        487,555      811,403
                                    -----------    -----------    -----------    -----------   ----------
          Total revenues.........     4,064,762      4,355,004      9,006,765      3,469,496    7,701,385
Cost of Revenues.................     1,940,632      1,163,863      1,956,889        931,736    1,279,495
                                    -----------    -----------    -----------    -----------   ----------
          Gross profit...........     2,124,130      3,191,141      7,049,876      2,537,760    6,421,890
                                    -----------    -----------    -----------    -----------   ----------
Operating Expenses:
     Research and development....     2,373,858      2,360,287      3,933,483      1,849,803    2,126,665
     Sales and marketing.........     3,391,321      3,694,198      7,039,662      3,055,962    4,319,816
     General and
       administrative............       750,879      1,000,228      1,176,938        491,883      899,932
                                    -----------    -----------    -----------    -----------   ----------
          Total operating
            expenses.............     6,516,058      7,054,713     12,150,083      5,397,648    7,346,413
                                    -----------    -----------    -----------    -----------   ----------
          Operating loss.........    (4,391,928)    (3,863,572)    (5,100,207)    (2,859,888)    (924,523)
                                    -----------    -----------    -----------    -----------   ----------
Other Income (Expense):
     Interest income.............        47,086         48,015         79,832         63,653           --
     Interest expense............        (2,027)            --        (48,564)       (11,164)     (42,886)
     Other.......................       (47,370)        31,877         14,076         12,357          992
                                    -----------    -----------    -----------    -----------   ----------
          Total other income
            (expense)............        (2,311)        79,892         45,344         64,846      (41,894)
                                    -----------    -----------    -----------    -----------   ----------
          Loss from continuing
            operations...........    (4,394,239)    (3,783,680)    (5,054,863)    (2,795,042)    (966,417)
Income from Disposition of
  Discontinued Operations........       117,593             --             --             --           --
                                    -----------    -----------    -----------    -----------   ----------
          Net loss...............  $ (4,276,646)  $ (3,783,680)  $ (5,054,863)  $ (2,795,042)  $ (966,417)
                                    ===========    ===========    ===========    ===========   ==========
Pro Forma Net Loss per Common and
  Common Equivalent Share
  (Unaudited)....................                                $      (0.52)  $      (0.29)  $    (0.10)
                                                                  ===========    ===========   ==========
Pro Forma Weighted Average Number
  of Common and Common Equivalent
  Shares Outstanding
  (Unaudited)....................                                   9,767,993      9,767,585    9,774,910
                                                                  ===========    ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                          CONCORD COMMUNICATIONS, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDERS' DEFICIT

                                                          REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                   -------------------------------------------------------------------------------------
                                          SERIES A               SERIES A-1               SERIES B
                                   -----------------------  ---------------------  -----------------------
                                     NUMBER    REDEMPTION    NUMBER    REDEMPTION    NUMBER    REDEMPTION
                                   OF SHARES      VALUE     OF SHARES    VALUE     OF SHARES      VALUE        TOTAL
                                   ----------  -----------  ---------  ----------  ----------  -----------  ------------
BALANCE, JANUARY 1, 1994..........  1,216,856  $ 5,010,682    35,248   $ 149,994           --  $        --  $  5,160,676
 Issuance of preferred stock, net
   of issuance costs of $38,286...    489,376    1,998,882       822       1,118           --           --     2,000,000
 Accretion of dividends on
   preferred stock................         --      355,976        --       9,945           --           --       365,921
 Exercise of stock options........         --           --        --          --           --           --            --
 Net loss.........................         --           --        --          --           --           --            --
                                    ---------   ----------    ------    --------    ---------   ----------   -----------
BALANCE, DECEMBER 31, 1994........  1,706,232    7,365,540    36,070     161,057           --           --     7,526,597
 Issuance of preferred stock and
   common stock, net of issuance
   costs of $98,813...............    234,631      957,292        --          --    4,460,789    4,550,000     5,507,292
 Accretion of dividends on
   preferred stock................         --      570,807        --       8,342           --        2,617       581,766
 Exercise of stock options........         --           --        --          --           --           --            --
 Net loss.........................         --           --        --          --           --           --            --
                                    ---------   ----------    ------    --------    ---------   ----------   -----------
BALANCE, DECEMBER 30, 1995........  1,940,863    8,893,639    36,070     169,399    4,460,789    4,552,617    13,615,655
 Accretion of dividends on
   preferred stock................         --      533,867        --       9,707           --      318,500       862,074
 Exercise of stock options........         --           --        --          --           --           --            --
 Net loss.........................         --           --        --          --           --           --            --
                                    ---------   ----------    ------    --------    ---------   ----------   -----------
BALANCE, DECEMBER 28, 1996........  1,940,863    9,427,506    36,070     179,106    4,460,789    4,871,117    14,477,729
 Accretion of dividends on
   preferred stock................         --      277,156        --       5,151           --      159,250       441,557
 Exercise of stock options........         --           --        --          --           --           --            --
 Deferred compensation related to
   grants of stock options........         --           --        --          --           --           --            --
 Amortization of deferred
   compensation related to grants
   of stock options...............         --           --        --          --           --           --            --
 Net loss.........................         --           --        --          --           --           --            --
                                    ---------   ----------    ------    --------    ---------   ----------   -----------
BALANCE, JUNE 30, 1997............  1,940,863    9,704,662    36,070     184,257    4,460,789    5,030,367    14,919,286
Pro forma conversion of redeemable
 convertible preferred stock to
 common stock (unaudited)......... (1,940,863)  (9,704,662)  (36,070)   (184,257)  (4,460,789)  (5,030,367)  (14,919,286)
                                    ---------   ----------    ------    --------    ---------   ----------   -----------
PRO FORMA BALANCE, JUNE 30, 1997
 (UNAUDITED)......................         --  $        --        --   $      --           --  $        --  $         --
                                    =========   ==========    ======    ========    =========   ==========   ===========

                                                               STOCKHOLDERS' DEFICIT
                                    ---------------------------------------------------------------------------
                                        COMMON STOCK
                                    --------------------  ADDITIONAL
                                     NUMBER      $.01       PAID-IN      DEFERRED    ACCUMULATED
                                    OF SHARES  PAR VALUE    CAPITAL    COMPENSATION    DEFICIT        TOTAL
                                    ---------  ---------  -----------  ------------  ------------  ------------
BALANCE, JANUARY 1, 1994..........    667,049   $ 6,670   $18,154,900   $       --   $(18,215,010) $    (53,440)
 Issuance of preferred stock, net
   of issuance costs of $38,286...         --        --       (38,286)          --             --       (38,286)
 Accretion of dividends on
   preferred stock................         --        --            --           --       (365,921)     (365,921)
 Exercise of stock options........     15,438       154        18,371           --             --        18,525
 Net loss.........................         --        --            --           --     (4,276,646)   (4,276,646)
                                    ---------   -------   -----------    ---------   ------------  ------------
BALANCE, DECEMBER 31, 1994........    682,487     6,824    18,134,985           --    (22,857,577)   (4,715,768)
 Issuance of preferred stock and
   common stock, net of issuance
   costs of $98,813...............     71,180       712       (50,451)          --             --       (49,739)
 Accretion of dividends on
   preferred stock................         --        --            --           --       (581,766)     (581,766)
 Exercise of stock options........      6,678        67         4,798           --             --         4,865
 Net loss.........................         --        --            --           --     (3,783,680)   (3,783,680)
                                    ---------   -------   -----------    ---------   ------------  ------------
BALANCE, DECEMBER 30, 1995........    760,345     7,603    18,089,332           --    (27,223,023)   (9,126,088)
 Accretion of dividends on
   preferred stock................         --        --            --           --       (862,074)     (862,074)
 Exercise of stock options........     84,137       842         7,713           --             --         8,555
 Net loss.........................         --        --            --           --     (5,054,863)   (5,054,863)
                                    ---------   -------   -----------    ---------   ------------  ------------
BALANCE, DECEMBER 28, 1996........    844,482     8,445    18,097,045           --    (33,139,960)  (15,034,470)
 Accretion of dividends on
   preferred stock................         --        --            --           --       (441,557)     (441,557)
 Exercise of stock options........     64,983       650       104,848           --             --       105,498
 Deferred compensation related to
   grants of stock options........         --        --       149,875     (149,875)            --            --
 Amortization of deferred
   compensation related to grants
   of stock options...............         --        --            --        9,367             --         9,367
 Net loss.........................         --        --            --           --       (966,417)     (966,417)
                                    ---------   -------   -----------    ---------   ------------  ------------
BALANCE, JUNE 30, 1997............    909,465     9,095    18,351,768     (140,508)   (34,547,934)  (16,327,579)
Pro forma conversion of redeemable
 convertible preferred stock to
 common stock (unaudited).........  8,108,258    81,082    14,838,204           --             --    14,919,286
                                    ---------   -------   -----------    ---------   ------------  ------------
PRO FORMA BALANCE, JUNE 30, 1997
 (UNAUDITED)......................  9,017,723   $90,177   $33,189,972   $ (140,508)  $(34,547,934) $ (1,408,293)
                                    =========   =======   ===========    =========   ============  ============

   The accompanying notes are an integral part of these financial statements.

                          CONCORD COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED                       SIX MONTHS ENDED
                                                           ------------------------------------------   -------------------------
                                                           DECEMBER 31,   DECEMBER 30,   DECEMBER 28,                   JUNE 30,
                                                               1994           1995           1996         JUNE 30,        1997
                                                           ------------   ------------   ------------       1996       ----------
                                                                                                        ------------
                                                                                                        (UNAUDITED)
Cash Flows from Operating Activities:
  Continuing operations --
    Net loss.............................................  $(4,394,239)   $(3,783,680)   $(5,054,863)   $(2,795,042)   $ (966,417)
    Adjustments to reconcile net loss to net cash (used
     in) provided by continuing operations --
      Depreciation and amortization......................      320,883        335,837        409,484        212,312       234,853
      Changes in current assets and liabilities --
         Accounts receivable.............................     (482,954)       147,562     (1,254,453)      (918,018)      572,075
         Prepaid expenses and other current assets.......      325,897        159,387         (8,472)        62,250        55,717
         Accounts payable................................     (271,817)       598,989        373,464       (297,488)      (26,517)
         Accrued expenses................................      121,311        369,333      1,646,087        700,018      (287,917)
         Deferred revenue................................      125,220         92,648        957,625        576,209       885,687
                                                           -----------    -----------    -----------    -----------    ----------
           Net cash (used in) provided by continuing
            operations...................................   (4,255,699)    (2,079,924)    (2,931,128)    (2,459,759)      467,481
                                                           -----------    -----------    -----------    -----------    ----------
  Discontinued operations................................      117,593             --             --             --            --
                                                           -----------    -----------    -----------    -----------    ----------
           Net cash (used in) provided by operating
            activities...................................   (4,138,106)    (2,079,924)    (2,931,128)    (2,459,759)      467,481
                                                           -----------    -----------    -----------    -----------    ----------
Cash Flows from Investing Activities:
  Purchases of equipment and improvements................     (448,524)      (604,838)      (734,571)      (377,055)     (353,816)
                                                           -----------    -----------    -----------    -----------    ----------
Cash Flows from Financing Activities:
  Proceeds from bank borrowings..........................           --             --        924,502        637,140       298,788
  Repayments of borrowings...............................           --             --             --             --       (83,223)
  Proceeds from issuance of preferred and common stock...    1,961,714      5,457,553             --             --            --
  Proceeds from exercise of stock options................       18,525          4,865          8,555            173       105,498
  Deferred financing costs...............................           --             --             --             --      (225,897)
                                                           -----------    -----------    -----------    -----------    ----------
           Net cash provided by financing activities.....    1,980,239      5,462,418        933,057        637,313        95,166
                                                           -----------    -----------    -----------    -----------    ----------
Net (Decrease) Increase in Cash and Cash Equivalents.....   (2,606,391)     2,777,656     (2,732,642)    (2,199,501)      208,831
Cash and Cash Equivalents, beginning of period...........    4,225,273      1,618,882      4,396,538      4,396,538     1,663,896
                                                           -----------    -----------    -----------    -----------    ----------
Cash and Cash Equivalents, end of period.................  $ 1,618,882    $ 4,396,538    $ 1,663,896    $ 2,197,037    $1,872,727
                                                           ===========    ===========    ===========    ===========    ==========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest.................................  $        --    $        --    $    48,564    $    11,164    $   42,886
                                                           ===========    ===========    ===========    ===========    ==========
Supplemental Disclosure of Noncash Transactions:
  Accretion of dividends on preferred stock..............  $   365,921    $   581,766    $   862,074    $   431,038    $  441,557
                                                           ===========    ===========    ===========    ===========    ==========
  Deferred compensation related to grants of stock
    options..............................................  $        --    $        --    $        --    $        --    $  149,875
                                                           ===========    ===========    ===========    ===========    ==========
  Purchase of equipment through issuance of debt.........  $        --    $        --    $        --    $        --    $   66,231
                                                           ===========    ===========    ===========    ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                          CONCORD COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Concord Communications, Inc. (the Company) is primarily engaged in the development and sale of high-technology automated network reporting software to companies principally in the United States.

     The Company is subject to the risks associated with emerging, technology-oriented companies. Primary among these risks are competition from substitute products, the ability to successfully develop and market its current and future products, and the ability to obtain additional financing to fund operations. Management believes that the Company's current cash resources, along with the line of credit described in Note 3, will be sufficient to fund operations for at least the next year.

  (a) Fiscal Year-End

     Through fiscal 1996, the Company's fiscal year was the 52- or 53-week period ended on the Saturday closest to December 31. References to 1994, 1995 and 1996 are for the 52-week periods ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively. Beginning in 1997, the Company has changed to a calendar year-end.

  (b) Cash and Cash Equivalents

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has classified its cash equivalents as held-to-maturity and recorded them at amortized cost, which approximates market value. The Company considers cash and highly liquid investments, purchased with an original maturity of 90 days or less, to be cash and cash equivalents. Cash equivalents consist principally of time deposits and money market mutual funds at December 30, 1995, December 28, 1996 and June 30, 1997.

  (c) Revenue Recognition

     Revenue from software product sales is recognized upon shipment of the product to customers. In cases where significant unfulfilled vendor obligations remain upon shipment, the related revenue is deferred until such obligations are fulfilled. Revenue from postcontract customer support and other related services is recognized ratably as the obligations are fulfilled or when the related services are performed. The deferred revenue balance at December 30, 1995 relates to prepayments on software maintenance contracts, which is recognized ratably as it is earned. The deferred revenue balance at December 28, 1996 and June 30, 1997 consists of prepayments on software maintenance contracts and shipments to customers of software products for which certain significant vendor obligations remain.

  (d) Equipment and Improvements

     Equipment and improvements are recorded at cost. Depreciation is provided for on a straight-line basis over the useful lives of the assets, which are estimated to be three to five years for all assets except leasehold improvements, which are amortized over the life of the lease.

  (e) Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

  (f) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains its cash and cash equivalent securities with established financial institutions. The Company does not believe it has accounts receivable collection risk in excess of existing reserves. For the year ended December 31, 1994, one customer accounted for approximately 16% of revenue. For the years ended December 30, 1995 and December 28, 1996 and for the six months ended June 30, 1996 and 1997, no individual customer accounted for more than 10% of revenue.

  (g) Software Development Costs

     SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant. There were no capitalized software development costs at December 30, 1995, December 28, 1996 and June 30, 1997.

  (h) Unaudited Pro Forma Presentation

     Under the terms of the Company's agreements with the holders of the redeemable convertible preferred stock (See Note 5), all of such preferred stock will be converted automatically into shares of common stock upon the closing of the Company's proposed initial public offering. The unaudited pro forma information at June 30, 1997 reflects the conversion of the Series A, Series A-1 and Series B preferred stock into 8,108,258 shares of common stock as if the conversion occurred on June 30, 1997.

  (i) Pro Forma Net Loss per Common and Common Equivalent Share (Unaudited)

     Unaudited pro forma net loss per common and common equivalent share for the year ended December 28, 1996 and for the six-month periods ended June 30, 1996 and 1997, was based on the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. The unaudited pro forma weighted average number of common shares assumes that all series of redeemable convertible preferred stock had been converted to common stock as of the original issuance dates and that common stock options issued subsequent to June 30, 1996 have been outstanding for all periods presented, computed in accordance with the treasury stock method. Historical net loss per share data have not been presented, as such information is not considered to be relevant or meaningful.

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997, and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share. The Company will adopt this statement for its fiscal year ending December 31, 1997. The Company believes that the adoption of SFAS No. 128 will not have a material effect on its financial statements.

  (j) Interim Financial Statements

     The accompanying statements of operations and cash flows for the six months ended June 30, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

adjustments) necessary for a fair presentation for results of this interim period. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for the entire year.

(2)  DISCONTINUED OPERATIONS

     During fiscal 1992, the Company discontinued its MAP/OSI business segment. This disposition was substantially completed during 1992 and 1993. Income from discontinued operations in 1994 relates to the final disposition of the remaining MAP/OSI assets. No tax provision was recorded for the results of continuing or discontinuing operations because of the Company's overall net operating loss carryforward position.

(3)  LINE OF CREDIT AND LONG-TERM DEBT

     During 1996, the Company entered into an agreement for an equipment line of credit in the amount of $1,000,000 (the Equipment Line) with a bank. The Equipment Line, as amended, bears interest at the bank's prime rate (8.50% at June 30, 1997) plus 2% and is collateralized by substantially all of the Company's assets. As of December 28, 1996, the outstanding borrowings under the Equipment Line amounted to $924,502. In 1997, the Company received additional advances of $74,185 through March 25, 1997, at which time the total amount of $998,687 due under the Equipment Line was converted to a term loan payable in 36 even monthly payments of principal plus interest through March 25, 2000. As of June 30, 1997, the principal balance on the term loan payable was $915,463.

     On April 3, 1997, the Company entered into an agreement for a revolving working capital line of credit (the Working Capital Line) with the bank that also holds the Company's term loan payable. Under the agreement, the Company can borrow up to the lesser of $2,500,000 or 90% of eligible accounts receivable, as defined, minus the principal amount outstanding under the term loan payable. Interest on outstanding borrowings is payable monthly and accrues at a rate of prime plus 2%. The Working Capital Line is collateralized by substantially all assets of the Company (except for those assets that serve as collateral under the equipment term loans described below) and requires compliance with certain financial covenants, including the maintenance of minimum levels of tangible net worth, profitability and revenues, as defined. Under the agreement, the bank has agreed to ease the requirement of certain financial covenants following the completion of a qualified public offering, as defined. As of June 30, 1997, no borrowings have been made by the Company under the Working Capital Line and $842,133 is available for future borrowings.

     On June 9, 1997, the Company entered into an agreement with another bank to allow the Company to draw one or more loans (the Equipment Term Loans), up to $1,000,000, for the purchases of qualifying equipment and financing of qualifying software/engineering costs, as defined. Interest on the Equipment Term Loans is due and payable monthly in arrears at the prime rate (8.50% at June 30, 1997) plus 0.75%. Borrowings under the Equipment Term Loans are permitted through December 31, 1997, at which time the outstanding principal is due and payable in 36 even, consecutive monthly installments beginning January 30, 1998 through December 29, 2000. The Equipment Term Loans are secured by the equipment acquired. In addition, the Company is required to comply with certain financial covenants, which include, among other items, minimum levels of capital base, liquidity and profitability. At June 30, 1997, the principal under the Equipment Term Loans was $224,603 and the Company was in compliance with the terms of the agreement.

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

     At June 30, 1997 the Company has certain other debt of approximately $66,000 payable through 2002. Aggregate maturities of long-term debt as of June 30, 1997 are as follows:

          Period Ending December 31,
                 1997 (six months).....................................  $  171,996
                 1998..................................................     419,714
                 1999..................................................     420,951
                 2000..................................................     172,656
                 2001..................................................      16,062
                 2002..................................................       4,919
                                                                         ----------
                                                                         $1,206,298
                                                                         ==========

(4)  STOCKHOLDERS' DEFICIT

     In December 1994, the Company's Board of Directors approved a one-for-two reverse stock split of its preferred and common stock. Subsequently, the Company paid a stock dividend to its existing Series A and Series A-1 preferred stockholders at the rate of 0.8823537 shares for each share of preferred stock owned. In December 1995, the Company's Board of Directors approved a one-for-three reverse stock split of its preferred and common stock. The stock splits and stock dividend have been retroactively reflected in the accompanying financial statements and notes for all periods presented.

     On           , 1997, the Company amended its certificate of incorporation to authorize a 1-for-2 reverse stock split of the Company's common stock and increase the number of authorized shares of common stock to 50,000,000. All share and per share amounts of common stock for all periods presented have been retroactively adjusted to reflect the stock split.

(5)  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company's Board of Directors has authorized 10,000,000 shares of preferred stock, $.01 par value: 1,965,373 shares are designated as Series A, 212,044 shares are designated as Series A-1, 4,479,613 shares are designated as Series B and 3,342,970 shares are undesignated. The rights, preferences and privileges of the Series A, Series A-1 and Series B (collectively the Preferred Stock) are as follows:

  Dividends

     Preferred stockholders are entitled to a 7% cumulative annual dividend. The dividend accrues whether or not declared.

  Voting Rights

     Preferred stockholders are entitled to full voting rights based on the number of common equivalent shares held.

  Conversion

     The Preferred Stock is convertible to common stock, at any time, at the stockholder's option. The Preferred Stock automatically converts to common stock upon the closing of an initial public offering that meets certain criteria, as defined. The Series A preferred stock is convertible at the rate of 1.86:1, and the Series A-1 and Series B preferred stock are convertible at the rate of 1:1, subject to adjustment for certain dilutive events, as defined. Upon the completion of the proposed initial public offering, all outstanding shares of the Preferred Stock will convert into 8,108,258 shares of common stock.

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

  Right of First Refusal

     Preferred stockholders hold a right of first refusal on any subsequent sales of Preferred Stock or common stock.

  Liquidation

     Preferred stockholders hold a liquidation preference over common stockholders. Upon liquidation of the Company, preferred stockholders are entitled to receive $4.08, $4.08 and $1.02 per share for Series A, Series A-1, and Series B stock, respectively, plus the greater of accrued and unpaid dividends or the pro rata portion of remaining assets to be liquidated, based on common equivalent shares held. The liquidation preference of the Preferred Stock at June 30, 1997 is the same as its redemption price.

  Redemption

     Beginning on December 28, 2000, the Company is required to redeem the Preferred Stock. The redemption price is payable in three annual installments. The redemption price per share is the original investment plus accrued and unpaid dividends.

(6)  STOCK OPTION PLANS

     In 1995, the Company's Board of Directors (the Board) approved the 1995 Stock Plan (the Plan), which provides for the granting of incentive stock options (ISOs) and nonqualified stock options. Prior to the adoption of the Plan, the Board granted options under the 1982 Employee Incentive Stock Option Plan, the 1986 Nonqualified Stock Option Plan and the 1986 Stock Plan.

     Under the Plan, as amended, the Company may issue options to purchase up to 2,445,429 shares of common stock. ISOs may be granted at an exercise price not less than the fair market value per share of common stock on the date of grant, as determined by the Board. The price per share relating to each nonqualified option granted under the Plan shall not be less than the lesser of (i) the book value per share of common stock as of the end of the Company's fiscal year immediately preceding the date of grant or (ii) 50% of the fair market value per share of common stock on the date of grant. Vesting of the options is determined by the Board, and the options expire 8 years from the date of grant. An employee may convert his or her unexercised ISOs into nonqualified options at any time prior to the expiration of such ISOs.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. As permitted by SFAS No. 123, the Company will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and has elected the disclosure-only alternative under SFAS No. 123 for options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions are as follows:

                                                  YEAR ENDED     YEAR ENDED      SIX MONTHS
                                                 DECEMBER 30,   DECEMBER 28,   ENDED JUNE 30,
                                                     1995           1996            1997
                                                 ------------   ------------   --------------
          Risk-free interest rate..............        6.5%           6.3%            5.1%
          Expected dividend yield..............          --             --              --
          Expected lives.......................     7 years        7 years         7 years
          Expected volatility..................         80%            80%             80%

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

     Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and pro forma net loss per common and common equivalent share would have been increased to the following pro forma amounts:

                                                                                     SIX MONTHS
                                                       YEAR ENDED     YEAR ENDED     ENDED JUNE
                                                      DECEMBER 30,   DECEMBER 28,       30,
                                                          1995           1996           1997
                                                      ------------   ------------   ------------
    Net loss
      As reported...................................  $ (3,783,680)  $ (5,054,863)  $   (966,417)
                                                       ===========    ===========    ===========
      Pro forma.....................................  $ (3,812,217)  $ (5,105,339)  $ (1,103,599)
                                                       ===========    ===========    ===========
    Pro forma net loss per common and common
      equivalent share
      As reported...................................                 $      (0.52)  $      (0.10)
                                                                      ===========    ===========
      Pro forma.....................................                 $      (0.52)  $      (0.11)
                                                                      ===========    ===========

     Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years.

     The following table summarizes information about options outstanding at June 30, 1997:

                                    OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                   -----------------------------------------------------     --------------------------------
                                   WEIGHTED AVERAGE     WEIGHTED AVERAGE                     WEIGHTED AVERAGE
   RANGE OF          NUMBER           REMAINING          EXERCISE PRICE        NUMBER         EXERCISE PRICE
EXERCISE PRICE     OUTSTANDING     CONTRACTUAL LIFE        PER SHARE         OUTSTANDING        PER SHARE
--------------     -----------     ----------------     ----------------     -----------     ----------------
 $  .10 - .40       1,485,231             6.6                $  .11            516,581            $  .10
   .90 - 1.90         422,375             7.4                  1.51                 --                --
    4.10              230,650             7.7                  4.10                 --                --
                    2,138,256

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

     The following schedule summarizes the activity under the stock option plans for the three-year period ended December 28, 1996 and the six months ended June 30, 1997:

                                                                                WEIGHTED AVERAGE
                                                   NUMBER OF      PRICE PER          PRICE
                                                    SHARES          SHARE          PER SHARE
                                                   ---------     ------------   ----------------
    Outstanding at January 1, 1994...............    101,998     $       1.20         $1.20
         Granted.................................    157,389             1.20          1.20
         Exercised...............................    (15,438)            1.20          1.20
         Terminated..............................    (23,620)            1.20          1.20
                                                   ---------     ------------         -----

    Outstanding at December 31, 1994.............    220,329             1.20          1.20
         Granted.................................    540,399              .60           .60
         Exercised...............................     (6,678)      .60 - 1.20           .73
         Terminated..............................   (328,028)      .60 - 1.20          1.00
                                                   ---------     ------------         -----

    Outstanding at December 30, 1995.............    426,022              .60           .60
         Granted.................................  1,881,259       .10 - 1.90           .22
         Exercised...............................    (84,137)      .10 -  .60           .10
         Terminated..............................   (518,802)      .10 -  .60           .51
                                                   ---------     ------------         -----

    Outstanding at December 28, 1996.............  1,704,342       .10 - 1.90           .23
         Granted.................................    511,397      1.90 - 4.10          2.91
         Exercised...............................    (64,983)      .10 - 1.90          1.62
         Terminated..............................    (12,500)      .10 - 4.10          2.23
                                                   ---------     ------------         -----

    Outstanding at June 30, 1997.................  2,138,256     $ .10 - 4.10         $ .82
                                                   =========     ============         =====
    Exercisable at June 30, 1997.................    516,581     $        .10         $ .10
                                                   =========     ============         =====

     In 1997, the Company granted an option to purchase 136,250 shares of common stock at an exercise price of $1.90 per share to an officer of the Company. At the date of grant, the estimated fair value per share of the Company's common stock exceeded the exercise price of the options, and accordingly, the Company has recorded deferred compensation of $149,875 related to this difference at the date of grant. For the six months ended June 30, 1997, the Company has recorded compensation expense of $9,367 related to these options grants.

     The exercise price of all other options outstanding represents the fair market value per share of common stock as of the date of grant, as determined by the Board.


     Following the completion of the proposed initial public offering, and subject to stockholder approval, the Company expects to adopt the 1997 Stock Plan (which will replace the 1995 Stock Plan), the 1997 Employee Stock Purchase Plan and the 1997 Nonemployee Director Stock Option Plan, for which the Company will reserve 750,000, 375,000 and 95,000 shares of common stock, respectively, for future issuance.


(7)  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This standard requires, among other things, recognition of future tax effects, measured by enacted tax rates, attributable to deductible temporary differences between the financial statement and income tax bases of assets and liabilities.

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

     The approximate income tax effects of these temporary differences are as follows:

                                                  DECEMBER 30,   DECEMBER 28,     JUNE 30,
                                                      1995           1996           1997
                                                  ------------   ------------   ------------
     Net operating loss and federal tax credit
       carryforwards............................  $ 10,898,000   $ 12,291,000   $ 12,442,000
     Reserves not yet deductible for tax
       purposes.................................        84,000        282,000        340,000
     Depreciation...............................        98,000        145,000        145,000
     Deferred revenue...........................        43,000         43,000         43,000
     Capitalized research and development
       expenses.................................       916,000      1,276,000      1,442,000
     Valuation allowance........................   (12,039,000)   (14,037,000)   (14,412,000)
                                                  ------------   ------------   ------------
                                                  $         --   $         --   $         --
                                                  ============   ============   ============

     The Company has available net operating loss carryforwards of approximately $27,000,000 and federal research and development tax credit carryforwards of approximately $1,500,000 as of December 28, 1996 to reduce future income tax liabilities. These carryforwards are subject to review and possible adjustment by the appropriate taxing authorities and expire from 1997 through 2012 as follows:

                                                                                 RESEARCH AND
                                                        NET OPERATING LOSS      DEVELOPMENT TAX
                        FISCAL YEAR                       CARRYFORWARDS      CREDIT CARRYFORWARDS
     -------------------------------------------------  ------------------   ---------------------
       1997...........................................     $    122,000           $        --
       1998...........................................          326,000                    --
       1999...........................................        5,483,000                    --
       2000...........................................        3,659,000                    --
       2001...........................................        2,870,000             1,252,000
       2002-2006......................................        1,369,000               150,000
       2007-2012......................................       13,171,000                98,000
                                                            -----------            ----------
                                                           $ 27,000,000           $ 1,500,000
                                                            ===========            ==========

     The Company has recorded a 100% valuation allowance against the net deferred tax asset as of December 30, 1995, December 28, 1996 and June 30, 1997, as the Company believes that it is more likely than not that it will not be able to realize this asset. The increase in the valuation allowance during these periods primarily relates to the Company's operating results.

     Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss carryforwards for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of the Company's recent preferred stock financings, such a change in ownership has occurred. Also, following the completion of the proposed initial public offering, the Company expects that another ownership change will occur. As a result of these ownership changes, the utilization of $17,000,000 of the Company's net operating loss carryforwards will be limited to approximately $325,000 per year. The utilization of the remaining $10,000,000 of net operating loss carryforwards will be limited to approximately $5,000,000 per year.

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(8)  COMMITMENTS AND CONTINGENCIES

  (a) Leases

     The Company leases facilities under certain operating leases that expire through June 2002. The approximate future minimum rental payments under these leases, as amended, are as follows:

                                   FISCAL YEAR                         AMOUNT
               ----------------------------------------------------  ----------
                 1997 (six months).................................  $  222,000
                 1998..............................................     444,000
                 1999..............................................     504,000
                 2000..............................................     564,000
                 2001..............................................     575,000
                 Thereafter........................................     293,000
                                                                     ----------
                                                                     $2,602,000
                                                                     ==========

     Rental expense was approximately $238,000, $234,000, $244,000, $134,000 and
$197,000 for the years ended December 31, 1994, December 30, 1995 and
December 28, 1996 and the six months ended June 30, 1996, and 1997, respectively.

  (b) Royalties


     The Company has entered into several software license agreements that provide the Company with exclusive worldwide licenses to distribute or utilize certain patented computer software. The Company is required to pay royalties on all related sales. Under one software license agreement, as amended, the Company is obligated to make minimum quarterly royalty payments from 1995 through 1999. The minimum payments are noncancelable and nonrefundable, but any minimum payments in excess of amounts due for actual license sales in any quarter may be used as a credit against future royalty fees in excess of the specified minimum payments. The minimum royalty payments under this agreement are as follows:


                                   FISCAL YEAR                         AMOUNT
               ----------------------------------------------------  ----------
                 1997 (six months).................................  $  220,500
                 1998..............................................     490,000
                 1999..............................................     450,000
                                                                     ----------
                                                                     $1,160,500
                                                                     ==========

     Royalty expense under royalty agreements was $76,000, $101,000, $735,000, $228,000 and $356,000 for fiscal 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997, respectively.

  (c) Legal Proceedings

     From time to time, the Company may be exposed to litigation relating to its products and operations. The Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's financial conditions or results of operations.

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(9)  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                       DECEMBER 30,   DECEMBER 28,    JUNE 30,
                                                           1995           1996          1997
                                                       ------------   ------------   ----------
     Payroll and payroll-related.....................    $219,778      $  537,959    $  304,982
     Royalties.......................................      50,508         213,360       165,764
     Commissions.....................................      64,929         255,519       187,262
     Customer deposits...............................          --         382,075       582,948
     Other...........................................     343,625         936,014       796,054
                                                         --------      ----------    ----------
                                                         $678,840      $2,324,927    $2,037,010
                                                         ========      ==========    ==========

(10)  EMPLOYEE BENEFIT PLAN

     The Company maintains an employee benefit plan under Section 401(k) of the Internal Revenue Code covering all eligible employees, as defined. The Plan allows for employees to defer a portion of their salary up to 15% of pretax compensation. While the Company has the discretion to make contributions to the plan, no such contributions were made in 1994, 1995, 1996 or the six-month periods ended June 30, 1996 and 1997.

(11)  FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     Revenues by geographic destination and as a percentage of total revenues are as follows:

                                                                                SIX MONTHS ENDED
                                             FISCAL YEAR                            JUNE 30,
     GEOGRAPHIC AREA BY        ----------------------------------------     -------------------------
         DESTINATION              1994           1995           1996           1996           1997
-----------------------------  ----------     ----------     ----------     ----------     ----------
North America................  $3,785,898     $3,965,078     $8,042,984     $3,193,020     $6,993,961
Europe.......................      83,704        218,559        914,314        249,468        613,037
Asia.........................     105,200        156,144         49,467         27,008         60,545
Other........................      89,960         15,223             --             --         33,842
                               ----------     ----------     ----------     ----------     ----------
                               $4,064,762     $4,355,004     $9,006,765     $3,469,496     $7,701,385
                               ==========     ==========     ==========     ==========     ==========

                                                                                   SIX MONTHS ENDED
                                                     FISCAL YEAR                       JUNE 30,
            GEOGRAPHIC AREA BY              ------------------------------         -----------------
               DESTINATION                  1994         1995         1996         1996         1997
------------------------------------------  ----         ----         ----         ----         ----
North America.............................   93%          91%          89%          92%          91%
Europe....................................    2            5           10            7            8
Asia......................................    3            4            1            1            1
Other.....................................    2           --           --           --           --
                                            ---          ---          ---          ---          ---
                                            100%         100%         100%         100%         100%
                                            ===          ===          ===          ===          ===

                          CONCORD COMMUNICATIONS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(12)  VALUATION AND QUALIFYING ACCOUNTS

     The following table sets forth activity in the Company's accounts receivable reserve account:

                                                 BALANCE AT                                    BALANCE AT
                                                 BEGINNING       CHARGES TO                      END OF
                                                 OF PERIOD        EXPENSES      DEDUCTIONS       PERIOD
                                                ------------     ----------     ----------     ----------
Year ended--
  December 31, 1994...........................    $ 20,000        $      --      $     --       $  20,000
  December 30, 1995...........................      20,000          110,000            --         130,000
  December 28, 1996...........................     130,000          135,000       (54,884)        210,116
Six months ended--
  June 30, 1997...............................     210,116           70,000            --         280,116

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


                      (This page intentionally left blank)

                      (This page intentionally left blank)

OUTSIDE FRONT COVER

Graphic: Concord Communications, Inc. logo.


INSIDE FRONT COVER

The graphic heading reads "NETWORK HEALTH" in bold face. Directly beneath the heading is the phrase "Automated performance analysis and reporting solutions" in bold face.

On the center of the page is a picture of a personal computer representing the Company's network console, which manages the operation of the Company's Network Health product family. In the middle of the Computer's display is a picture of the Company's Network Health product as sold at retail. Surrounding the personal computer are the four different products included in the Network Health product family. Each graphic portrays the environment applicable to the product depicted. Starting at the bottom left hand corner and proceeding clockwise, the four products depicted are as follows: (i) Network Health -Router/Switch; (ii) Network Health - LAN/WAN, Frame Relay; (iii) Network Health - Traffic Accountant; and (iv) Network Health - Server.

Beneath the graphic is the text: "Measure the Effectiveness of your IT investment" in bold and italics.


GATE FOLD

The graphic heading reads "NETWORK HEALTH." Directly underneath the heading is the phrase "Automated performance analysis and reporting solutions" on two lines.

To the left of the heading is a column of graphics and text running down the left-most one-sixth of the gatefold. In the column are four pictures depicting the three major user groups of the Company's products: (i) Large Enterprise Users; (ii) Telecommunications Providers; and (iii) Internet Service Providers.

To the right of the column is a picture of a personal computer representing the Company's network console, which manages the operation of the Company's Network Health product family. In the middle of the Computer's display is a picture of the Company's Network Health product as sold at retail. Surrounding the personal computer at each corner are four different reports generated by the Company's product. Starting at the bottom left-hand corner and proceeding clockwise are the following reports: (i) an Internet-based report; (ii) a "Bandwidth Utilization" report; (iii) an "Exceptions Detail Report;" and (iv) a report indicating "Network Traffic by Department."

To the right of the personal computer is a column listing the benefits provided by the Network Health product family. The list is a summary of the benefits listed in "Business - The Concord Solution" on page 25 of the Prospectus.

Beneath the center graphic is the Concord Communications, Inc. logo.

INSIDE BACK COVER

Blank

OUTSIDE BACK COVER

Concord Communications, Inc. logo.

================================================================================
     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------


                                         Page
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    14
Dividend Policy.......................    14
Capitalization........................    15
Dilution..............................    16
Selected Financial Data...............    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    18
Business..............................    25
Management............................    35
Principal and Selling Stockholders....    43
Certain Transactions..................    46
Description of Capital Stock..........    47
Shares Eligible for Future Sale.......    50
Underwriting..........................    52
Legal Matters.........................    53
Experts...............................    54
Additional Information................    54
Index to Financial Statements.........   F-1


     Until             , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters, and with respect to their unsold allotments or subscriptions.
================================================================================

================================================================================

                                2,900,000 SHARES

                      [CONCORD COMMUNICATIONS, INC. LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             MONTGOMERY SECURITIES
                         ROBERTSON, STEPHENS & COMPANY

                          WESSELS, ARNOLD & HENDERSON

                                           , 1997

================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:


        SEC registration fee................................................  $ 12,178
        NASD filing fee.....................................................     4,502
        Nasdaq National Market listing fee..................................    50,000
        Printing and engraving expenses.....................................   100,000
        Legal fees and expenses.............................................   250,000
        Accounting fees and expenses........................................   185,000
        Blue Sky fees and expenses (including legal fees)...................     5,000
        Transfer agent and registrar fees and expenses......................     5,000
        Miscellaneous.......................................................   138,320
                                                                              --------
                  Total.....................................................  $750,000
                                                                              ========


---------------


     The Company will bear all expenses shown above.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Articles of Organization of the Company and the Restated By-Laws provide for indemnification of the Company's directors and officers unless such indemnification is prohibited by the Massachusetts Business Corporation Law. The Massachusetts Business Corporation Law generally permits indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company. Reference is made to the Company's corporate charters filed as Exhibit 3.01 and 3.02 and Restated By-Laws filed as
Exhibit 3.03.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

     Pursuant to an agreement between Charles River Partnership VII Limited Partnership and Mr. Burnes, Charles River Partnership VII has agreed to indemnify Mr. Burnes against any liability incurred in his capacity as a director of the Company.

     The Company expects to enter into indemnification agreements with its directors and officers and to obtain directors and officers liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the
Act:

     (a) Issuances of Capital Stock.

     In December 1994, the Company issued and sold an aggregate of 1,470,595 shares (without giving effect to a one-for-three reverse stock split in December
1995) of its Series A Convertible Preferred Stock at a price per share of $1.36 to 13 investors in a private financing for $2,000,009.20 in cash.

     In February 1995 and March 1995, the Company issued and sold an aggregate of 703,892 shares (without giving effect to a one-for-three reverse stock split in December 1995) of its Series A Convertible Preferred Stock at a price per share of $1.36 and 427,080 shares (without giving effect to a one-for-three reverse stock split in December 1995) of Common Stock at a price per share of $.10 to an aggregate of four investors in a private financing for $1,000,001.12 in cash.

     In December 1995 and January 1996, the Company issued and sold an aggregate of 4,460,789 shares of its Series B Convertible Preferred Stock at a price per share of $1.02 to 15 investors in a private financing for $4,550,004.78 in cash.

     In December 1995 certain holders of Series A Convertible Preferred Stock exchanged 36,070 shares of such stock for an equal number of shares of Series A-1 Convertible Preferred Stock of the Company.

     (b) Certain Grants and Exercises of Stock Options.


     Pursuant to the 1995 Stock Plan, the Company has as of August 31, 1997 issued options to purchase an aggregate of 2,467,402 shares of Common Stock, exercisable at a weighted average exercise price of $0.95 per share. As of August 31, 1997, the Company had issued 336,932 shares of Common Stock pursuant to the exercise of options under the 1995 Stock Plan, at a weighted average exercise price of $0.26 per share.


     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:


EXHIBIT NO.                                         EXHIBIT
-----------     --------------------------------------------------------------------------------
    1.01        Form of Underwriting Agreement*
    3.01        Form of Restated Articles of Organization of the Company*
    3.02        Form of Restated Articles of Organization of the Company*
    3.03        Form of Restated By-laws of the Company
    4.01        Specimen Certificate for shares of the Company's Common Stock
    5.01        Legal Opinion of Testa, Hurwitz & Thibeault, LLP
   10.01        Working Capital Loan Agreement between the Company and Silicon Valley Bank dated
                April 3, 1997*
   10.02        Revolving Promissory Note made by the Company in favor of Silicon Valley Bank*
   10.03        Equipment Line of Credit Letter Agreement between the Company and Fleet Bank dated as of June 9, 1997*
   10.04        1995 Stock Plan of the Company*
   10.05        1997 Stock Plan of the Company*
   10.06        1997 Employee Stock Purchase Plan of the Company
   10.07        1997 Non-Employee Director Stock Option Plan of the Company*
   10.08        The Profit Sharing/401(K) Plan of the Company*
   10.09        Lease Agreement between the Company and John Hancock Mutual Life Insurance
                Company dated March 17, 1994, as amended on March 25, 1997*
   10.10        First Amendment to Lease Agreement between the Company and John Hancock Mutual
                Life Insurance Company dated March 25, 1997*
   10.11        Form of Indemnification Agreement for directors and officers of the Company*
   10.12        Restated Common Stock Registration Rights Agreement between the Company and certain investors dated August 7, 1986*
   10.13        Amended and Restated Registration Rights Agreement between the Company and certain investors dated December 28, 1995*

EXHIBIT NO.                                         EXHIBIT
-----------     --------------------------------------------------------------------------------
   10.14        Management Change in Control Agreement between the Company and John A. Blaeser dated as of August 7, 1997*
   10.15        Management Change in Control Agreement between the Company and Kevin J. Conklin dated as of July 23, 1997*
   10.16        Management Change in Control Agreement between the Company and Ferdinand Engel dated as of July 23, 1997*
   10.17        Management Change in Control Agreement between the Company and Gary E. Haroian dated as of July 23, 1997*
   10.18        Management Change in Control Agreement between the Company and Daniel D.
                Phillips, Jr. dated as of July 23, 1997*
   10.19        Stock Option Agreement dated January 1, 1996 between the Company and John A.
                Blaeser*
   10.20        Stock Option Agreement dated January 1, 1996 between the Company and John A.
                Blaeser*
   10.21        Letter Agreement between the Company and Silicon Valley Bank dated March 25,
                1996 together with the Loan Modification Agreement dated November 14, 1996*
   10.22        Form of Shrink-Wrap License
   11.01        Statement re: Computation of Per Share Earnings*
   23.01        Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.01)
   23.02        Consent of Arthur Andersen LLP
   24.01        Power of Attorney (contained on page II-4)*
   27.01        Financial Data Schedule


---------------


 * Previously submitted.


     (B) FINANCIAL STATEMENT SCHEDULES.

     Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted or have been provided for in the footnotes to the Financial Statements.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlboro, Massachusetts on September 12, 1997.


                                          CONCORD COMMUNICATIONS, INC.


                                          By:      /s/ JOHN A. BLAESER
                                             ----------------------------------
                                                      JOHN A. BLAESER
                                                CHIEF EXECUTIVE OFFICER AND
                                                          PRESIDENT


                        POWER OF ATTORNEY AND SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



               SIGNATURE                              TITLE(S)                      DATE
----------------------------------------  ---------------------------------  ------------------

          /s/ JOHN A. BLAESER             Chief Executive Officer,           September 12, 1997
----------------------------------------  President and Director (Principal
            JOHN A. BLAESER               Executive Officer)

          /s/ GARY E. HAROIAN             Vice President, Finance and        September 12, 1997
----------------------------------------  Administration, Chief Financial
            GARY E. HAROIAN               Officer, Clerk and Treasurer
                                          (Principal Financial and
                                          Accounting Officer)

                   *                      Director                           September 12, 1997
----------------------------------------
        FREDERICK W.W. BOLANDER

                   *                      Director                           September 12, 1997
----------------------------------------
         RICHARD M. BURNES, JR.

                   *                      Director                           September 12, 1997
----------------------------------------
             ROBERT C. HAWK

                   *                      Director                           September 12, 1997
----------------------------------------
            JOHN ROBERT HELD

                   *                      Director                           September 12, 1997
----------------------------------------
              DEEPAK KAMRA

                   *                      Director                           September 12, 1997
----------------------------------------
          ROBERT M. WADSWORTH

* Executed pursuant to power of
attorney.

          /s/ GARY E. HAROIAN
----------------------------------------
            GARY E. HAROIAN
          as attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                         EXHIBIT                                        PAGE
-----------    ---------------------------------------------------------------------------------   ----
    1.01       Form of Underwriting Agreement*
    3.01       Form of Restated Articles of Organization of the Company*
    3.02       Form of Restated Articles of Organization of the Company*
    3.03       Form of Restated By-laws of the Company
    4.01       Specimen Certificate for shares of the Company's Common Stock
    5.01       Legal Opinion of Testa, Hurwitz & Thibeault, LLP
   10.01       Working Capital Loan Agreement between the Company and Silicon Valley Bank dated
               April 3, 1997*
   10.02       Revolving Promissory Note made by the Company in favor of Silicon Valley Bank*
   10.03       Equipment Line of Credit Letter Agreement between the Company and Fleet Bank dated as of June 9, 1997*
   10.04       1995 Stock Plan of the Company*
   10.05       1997 Stock Plan of the Company*
   10.06       1997 Employee Stock Purchase Plan of the Company
   10.07       1997 Non-Employee Director Stock Option Plan of the Company*
   10.08       The Profit Sharing/401(K) Plan of the Company*
   10.09       Lease Agreement between the Company and John Hancock Mutual Life Insurance
               Company dated March 17, 1994, as amended on March 25, 1997*
   10.10       First Amendment to Lease Agreement between the Company and John Hancock Mutual
               Life Insurance Company dated March 25, 1997*
   10.11       Form of Indemnification Agreement for directors and officers of the Company*
   10.12       Restated Common Stock Registration Rights Agreement between the Company and certain investors dated August 7, 1986*
   10.13       Amended and Restated Registration Rights Agreement between the Company and certain investors dated December 28, 1995*
   10.14       Management Change in Control Agreement between the Company and John A. Blaeser dated as of August 7, 1997*
   10.15       Management Change in Control Agreement between the Company and Kevin J. Conklin dated as of July 23, 1997*
   10.16       Management Change in Control Agreement between the Company and Ferdinand Engel dated as of July 23, 1997*
   10.17       Management Change in Control Agreement between the Company and Gary E. Haroian dated as of July 23, 1997*
   10.18       Management Change in Control Agreement between the Company and Daniel D.
               Phillips, Jr. dated as of July 23, 1997*
   10.19       Stock Option Agreement dated January 1, 1996 between the Company and John A.
               Blaeser*
   10.20       Stock Option Agreement dated January 1, 1996 between the Company and John A.
               Blaeser*
   10.21       Letter Agreement between the Company and Silicon Valley Bank dated March 25, 1996 together with the Loan Modification Agreement dated November 14, 1996*
   10.22       Form of Shrink-Wrap License
   11.01       Statement re: Computation of Per Share Earnings*
   23.01       Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.01)
   23.02       Consent of Arthur Andersen LLP
   24.01       Power of Attorney (contained on page II-4)*
   27.01       Financial Data Schedule


---------------


 * Previously submitted.